Exhibit 99.2
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
CARR REALTY PARTNERS LLC
February 1, 2007
THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE DELAWARE SECURITIES ACT, OR OTHER SIMILAR FEDERAL OR STATE STATUTES OR AGENCIES IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION AS PROVIDED IN THOSE STATUTES. THE SALE, ASSIGNMENT, TRANSFER, EXCHANGE, MORTGAGE, PLEDGE OR OTHER DISPOSITION OF ANY LIMITED LIABILITY COMPANY INTEREST IS RESTRICTED IN ACCORDANCE WITH THE PROVISIONS OF THIS LIMITED LIABILITY COMPANY AGREEMENT, AND THE EFFECTIVENESS OF ANY SUCH SALE, ASSIGNMENT, TRANSFER, EXCHANGE, MORTGAGE, RELEASE OR OTHER DISPOSITION MAY BE CONDITIONED UPON, AMONG OTHER THINGS, RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH SALE, ASSIGNMENT, TRANSFER, EXCHANGE, MORTGAGE, RELEASE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE DELAWARE SECURITIES ACT AND OTHER APPLICABLE FEDERAL OR STATE STATUTES. BY ACQUIRING THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT, EACH MEMBER REPRESENTS THAT IT WILL NOT SELL, ASSIGN, TRANSFER, EXCHANGE, MORTGAGE, RELEASE OR OTHERWISE DISPOSE OF ITS LIMITED LIABILITY COMPANY INTERESTS WITHOUT REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID STATUTES AND RULES AND REGULATIONS THEREUNDER AND THE TERMS AND PROVISIONS OF THIS LIMITED LIABILITY COMPANY AGREEMENT.

Limited Liability Company Agreement
Carr Realty Partners, LLC

i

Limited Liability Company Agreement
Carr Realty Partners, LLC

ii

		Page

SECTION 11.17.	Limitation of Liability	41
SECTION 11.18.	Company Name	41
SECTION 11.19.	Ownership of Company Assets	41
SECTION 11.20.	Time of the Essence	42
SECTION 11.21.	Waiver of Partition	42
SECTION 11.22.	Calculation of Days	42
SECTION 11.23.	Disclosure	42
SECTION 11.24.	Securities	42
SECTION 11.25.	Prevailing Party Attorneys’ Fees	42

EXHIBIT A	—	IRR/IRR AMOUNT

EXHIBIT B	—	FAIR MARKET VALUE DETERMINATION

SCHEDULE A	—	APPROVED 2007 BUDGET

SCHEDULE B	—	MANAGEMENT EMPLOYEES

SCHEDULE C	—	COMPANY OBLIGATIONS

SCHEDULE D	—	MAJOR DECISIONS

SCHEDULE E	—	REIMBURSEABLE 2006 EXPENSES
Limited Liability Company Agreement
Carr Realty Partners, LLC

iii

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
CARR REALTY PARTNERS LLC
     THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), is made as of February 1, 2007, by and between CARR MANAGEMENT HOLDINGS CORPORATION, a Delaware corporation, having an office c/o J.P.Morgan Investment Management Inc., 245 Park Avenue, New York, New York 10167 prior to the closing of the Merger (as hereinafter defined) and c/o Columbia Equity Trust, Inc., 1750 H Street, N.W., Suite 500, Washington, D.C. 20006 after the closing of the Merger (“Operating Company”), and CARR REALTY PARTNERS MANAGEMENT LLC, a Delaware limited liability company having an office at 1701 Pennsylvania Avenue, N.W., Suite 300, Washington, D.C. 20006 (“Management Entity”), pursuant to the provisions of the Delaware Limited Liability Company Act, Title 6 of the Delaware Code, Section 18-101 et seq., as amended from time to time (“Delaware Act”). Capitalized terms used herein are defined in Section 1.5 below or as elsewhere provided herein.
     WHEREAS, CARR REALTY PARTNERS LLC (the “Company”) was formed by the filing of the Certificate (as hereinafter defined) on September 28, 2006.
     WHEREAS, prior to the date hereof, the Members of the Company have been Robert O. Carr and Richard Greninger, and the Company has been operated under and pursuant to that certain Operating Agreement dated November 7, 2006 (the “Original Operating Agreement”).
     WHEREAS, Robert O. Carr and Richard Greninger wish to contribute their interests in the Company to the Management Entity and withdraw from the Company, have the Management Entity admitted as a Member in their place and stead and have the Operating Company admitted as a Member.
     WHEREAS, the parties wish to amend and restate the Original Operating Agreement as hereinafter provided.
     WHEREAS, the Members desire to adopt this Agreement in accordance with the Delaware Act, with the intent that this Agreement fully replace and supersede the Original Operating Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Operating Company and Management Entity do hereby mutually covenant and agree as follows:
ARTICLE I
ORGANIZATION
     SECTION 1.1. Formation and Continuation.
     (a) The Company was formed under and pursuant to the provisions of the Delaware Act and on the terms and conditions set forth in the Certificate as filed with the Secretary of State of the State of Delaware. The rights and liabilities of all Members shall be as provided under the Delaware Act, the Certificate and this Agreement. To the extent permitted by applicable law, the provisions of this Agreement shall override the provisions of the Delaware Act in the event of any inconsistency or contradiction
Limited Liability Company Agreement
Carr Realty Partners, LLC

between them. The fact that the Certificate is on file in the office of the Secretary of State shall constitute notice that the Company is a limited liability company, pursuant to Section 18-207 of the Delaware Act.
     (b) In order to maintain the Company as a limited liability company under the laws of the State of Delaware, the Company shall, from time to time, take appropriate action, including the preparation and filing of such amendments to the Certificate and such other assumed name certificates, documents, instruments and publications as may be required by or desirable under law, including, without limitation, action to reflect:
     (i) any change in the Company name; or
     (ii) any correction of false or erroneous statements in the Certificate or the desire of the Members to make a change in any statement therein in order that it shall accurately represent the agreement among the Members.
     (c) Each necessary Member shall further execute, and the Company shall file and record (or cause to be filed and recorded) and shall publish, if required by law, such other and further certificates, statements or other instruments as may be necessary or desirable under the laws of the State of Delaware or such other states as the Managing Member shall determine in connection with the formation of the Company and the commencement and carrying on of its business. The Managing Member shall be an authorized person of the Company for purposes of any filings under the Delaware Act and shall be authorized to execute and deliver on behalf of the Company any of the foregoing certificates.
     (d) Management Entity hereby represents and warrants to Operating Company that, during the period from the formation of the Company on September 28, 2006 through the Effective Date under this Agreement, the Company has not conducted any business and has not incurred any liabilities or obligations of any type, current or contingent, except as shown on the schedule of Company Obligations attached hereto and made a part hereof as Schedule C.
     SECTION 1.2. Name and Office. The name of the Company shall be “CARR REALTY PARTNERS LLC”. All business of the Company shall be conducted under such name and title to all property, real, personal, or mixed, owned by or leased to the Company shall be held in such name. The principal place of business and office of the Company shall be located at 1750 H Street, NW, Suite 500, Washington D.C. 20006 or at such other place or places as the Managing Member may from time to time designate. The Company may have such additional offices and places of business as may be established at such other locations as may be determined from time to time by the Managing Member. The registered agent of the Company within the State of Delaware is The Corporation Trust Company and the registered office of the Company within the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801.
     SECTION 1.3. Purpose. The purpose of the Company is to (a) provide commercial real estate development and property management services as a real estate service company for projects in the greater Washington, D.C. area, (b) engage in any lawful act or activity for which a limited liability company may be organized under the Delaware Act in furtherance of the foregoing, and (c) take all actions necessary, appropriate, advisable, incidental or convenient to carry out the foregoing.
Limited Liability Company Agreement
Carr Realty Partners, LLC

     SECTION 1.4. Term. The term of the Company commenced on the filing of the Certificate with the Secretary of State of the State of Delaware and shall continue until December 31, 2056, unless sooner terminated pursuant to the provisions hereof. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate in the manner required by the Delaware Act.
     SECTION 1.5. Defined Terms. The following terms shall have the following meanings when used herein:
     “Accountant” — As defined in Section 7.4.
     “Additional Capital Contribution” — As defined in Section 2.2(a).
     “Adjusted Capital Account” — With respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the adjustments set forth herein and the following adjustments:
     (a) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to the terms of this Agreement or is deemed to be obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
     (b) Debit to such Capital Account the items described in paragraphs (4), (5) and (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).
     The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations to the extent relevant thereto and shall be interpreted consistently therewith.
     “Affiliate” — Means with respect to any Person, any other Person directly or indirectly controlled by, controlling or under direct or indirect common control with the Person in question, or such Person who owns, directly or indirectly, twenty percent (20%) or more of the equity interest of the other Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interest, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.
     “Agreement” — As defined in the Preamble.
     “Bankruptcy Event” — Means, with respect to any Person, the occurrence of any of the following events: (i) the making by it of an assignment for the benefit of its creditors, (ii) the filing by it of a voluntary petition in bankruptcy, (iii) an adjudication that it is bankrupt or insolvent unless such adjudication is stayed or dismissed within sixty (60) days, or the entry against it of an order for relief in any bankruptcy or insolvency proceeding unless such order is stayed or dismissed within ninety (90) days, (iv) the filing by it of a petition or an answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (v) the filing by it of an answer or other pleading admitting or failing to contest the material allegations of the petition filed against it in any proceeding of the nature described in the preceding clause (iv), (vi) its seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator of it or of all
Limited Liability Company Agreement
Carr Realty Partners, LLC

or any substantial part of its properties, or (vii) ninety (90) days after the commencement of any proceeding against it seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, if the proceeding has not been stayed or dismissed, or if within ninety (90) days after the appointment without its consent or acquiescence of a trustee, receiver or liquidator of it or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated.
     “Budget” — As defined in Section 6.2 hereof.
     “Business Day” — Any day other than Saturday, Sunday or any other day on which banks or savings and loan associations in New York, New York are not open for business.
     “Capital Account” — The Capital Account maintained for each Member pursuant to Section 3.2 as the same may be credited or debited in accordance with the terms hereof.
     “Capital Contribution” — With respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed, or deemed contributed, by such Member to the Company (net of any liabilities secured by such property or to which such property is otherwise subject), including any Initial Capital Contribution and Additional Capital Contribution.
     “Capital Transaction” — Means any of the following: (a) a Transfer of all or a portion of any Company Asset other than tangible personal property that is not Transferred in the ordinary course of business; (b) any financing or refinancing of any Company Asset; (c) the receipt of proceeds due to any fire or other casualty to the Company Assets or any other Company Asset; (d) any other transaction involving Company Assets, the proceeds of which, in accordance with generally accepted accounting principles, are considered to be capital in nature; and (e) any Liquidity Event.
     “Cause” — With respect to any Management Employee, shall mean such:
     (i) Management Employee’s intentional and continued failure (other than by reason of mental or physical illness) to perform reasonably assigned material duties if such failure has a materially and demonstrably detrimental effect on the business operations of the Company or if Operating Company reasonably and in good faith concludes that such failure could reasonably be expected to have a materially and demonstrably detrimental effect on the business operations of the Company;
     (ii) Management Employee’s willful misconduct in the performance of its duties;
     (iii) Management Employee’s conviction of, or plea of guilty or nolo contendere to, a felony under the laws of the United States or any state or political subdivision thereof;
     (iv) Management Employee’s breach of any non-competition, non-disclosure or non-solicitation provisions of any agreement with the Company; or
     (v) Management Employee commits any fraud, embezzlement, misappropriation of funds, or breach of fiduciary duty against the Company, in each case of a material nature.
Limited Liability Company Agreement
Carr Realty Partners, LLC

     “Certificate” — The Certificate of Formation for the Company filed with the Secretary of State of the State of Delaware, pursuant to Section 18-201 of the Delaware Act, as the same may be amended and restated.
     “Check The Box Regulations” — Means regulations (in temporary or in final form) or other equivalent authority issued by the Internal Revenue Service and all state and local jurisdictions in which the income, assets or operations of the Company are, or may be, subject to income or similar tax, permitting the Company to make an election to be treated as a partnership for U.S. federal, state and, if applicable, local income tax purposes.
     “Code” — The Internal Revenue Code of 1986, as amended, or any corresponding provision or provisions of prior or succeeding law.
     “Columbia” — Columbia Equity Trust, Inc., a Maryland corporation.
     “Columbia Equity Portfolio” — As defined in Section 6.11(a).
     “Company” — As defined in the Recitals.
     “Company Assets” — The assets and property, whether tangible or intangible and whether real, personal, or mixed, at any time owned by or held for the benefit of the Company, including, without limitation, all contract rights and the Company’s goodwill.
     “Company Counsel” — As defined in Section 6.8.
     “Company Development Projects” — Commercial real estate development projects that arise from development opportunities generated by the Company after the Effective Date and for which Columbia, New Deal LLC and/or their subsidiaries directly or indirectly own any portion of the equity interests in the ownership entity thereof.
     “Company Interest” — As to any Member, all of the interest of that Member in the Company including, without limitation, such Member’s (i) right to a distributive share of the profits and losses and cash flow of the Company, and (ii) right to participate in the management of the business and affairs of the Company in accordance with the terms hereof.
     “Company Minimum Gain” — Means “partnership minimum gain” as set forth in Treasury Regulations Section 1.704-2(d).
     “Company Value” — As defined in Section 8.5.
     “Control” — Direct or indirect ownership of not less than fifty percent (50%) of all the voting stock of a corporation or direct or indirect ownership of not less than fifty percent (50%) of the legal and equitable interest in a partnership, limited liability company or other entity, and the ability to direct management, operations or policy decisions of such corporation, partnership, limited liability company or other entity.
     “Covered Persons” — As defined in Section 6.5(a).
     “Delaware Act” — As defined in the Preamble.
     “Depreciation” — For each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross
Limited Liability Company Agreement
Carr Realty Partners, LLC

Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis. If any asset shall have a zero adjusted basis for federal income tax purposes, Depreciation shall be determined utilizing any reasonable method selected by the Managing Member.
     “Effective Date” — Means the date of this Agreement.
     “Fair Market Value” — As defined in Exhibit B.
     “Financing Document” — Any loan agreement, security agreement, mortgage, deed of trust, indenture, bond, note, debenture or other instrument or agreement relating to indebtedness of the Company or any Subsidiary Entity for borrowed money.
     “Fiscal Year” — Except as otherwise required by law, the calendar year, except that the first Fiscal Year of the Company shall have commenced on the date of commencement of the Company and end on the next succeeding December 31, and the last Fiscal Year of the Company shall end on the date on which the Company shall terminate and commence on the January 1 immediately preceding such date of termination.
     “GAAP” — As defined in Section 7.2(a).
     “Gross Asset Value” — With respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset, as determined by the Managing Member (as evidenced by this Agreement or an amendment hereto);
(b) The Gross Asset Values of all Company Assets shall be adjusted to equal their respective gross Fair Market Values, as determined by the Managing Member, as of the following times: (i) the acquisition of an interest or an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution or other consideration (other than an Additional Capital Contribution that is contemplated on the Effective Date); (ii) the distribution by the Company to a Member of more than a de minimis amount of property or money as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and (iv) the grant by the Company of an interest in the Company as consideration for the provision of services to or for the benefit of the Company to an existing Member acting in a Member capacity, or to a new Member acting in a Member capacity or in anticipation of being a Member; provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Managing Member determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members;
(c) The Gross Asset Value of any Company Asset distributed to a Member shall be the gross Fair Market Value of such asset on the date of distribution;
(d) The Gross Asset Values of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to
Limited Liability Company Agreement
Carr Realty Partners, LLC

Treasury Regulations Section 1.704-1(b)(2)(iv)(m), clause (f) of the definition of Profits and Losses and Section 5.2(g); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent the Managing Member determines that an adjustment pursuant to paragraph (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and
(e) If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (a), (b), or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.
     “Initial Capital Contribution” — Means, with respect to Operating Company, the Capital Contribution made by it (or on its behalf) set forth in the Company’s records, and with respect to Management Entity, the Capital Contribution set forth in Section 2.1(b).
     “IRR” — As defined in Exhibit A.
     “IRR Amount” — As defined in Exhibit A.
     “Key Documents” — Means all Financing Documents, partnership agreements, limited liability company agreements, joint venture agreements, property management agreements or development services agreements to which the Company or any Subsidiary Entity is a party or by which the Company or any Subsidiary Entity is bound.
     “Liquidating Trustee” — As defined in Section 10.3(a).
     “Liquidity Event” — Means (i) the liquidation, dissolution or winding up of the Company, (ii) the sale or other disposition of all or substantially all of the Company Assets in a single transaction or series of related transactions pursuant to which the Company fails to reinvest (or commit to reinvest) within one-hundred and eighty (180) days of such transaction or series of related transactions more than fifty (50%) percent of the net cash proceeds of such transaction or series of related transactions, (iii) a merger, statutory share exchange, recapitalization, reclassification, consolidation or other similar transaction involving the Company, or (iv) the sale or transfer of a majority of the outstanding Company Interests, to one Person or a group of Persons, in each case in clauses (iii) and (iv) above under circumstances in which the holders of the outstanding voting Company Interests, immediately prior to such transaction, own less than a majority of the combined voting power of the outstanding voting securities of the Company, or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction or series of related transactions.
     “Major Decisions” — As defined on Schedule D attached hereto and made a part hereof.
     “Management Employees” — Means those Persons listed on Schedule B attached hereto and such other Persons designated by Management Entity from time to time, subject to the approval of Operating Company, not to be unreasonably withheld, conditioned or delayed.
     “Management Entity” — As defined in the Preamble.
     “Management Distributions” — As defined in Section 4.3(a).
     “Management Interests” — Means the right to participate directly in the equity of Management Entity.
Limited Liability Company Agreement
Carr Realty Partners, LLC

     “Managing Member” — Means Management Entity.
     “Member” — Means, at any time, any person or entity admitted and remaining as a member of the Company pursuant to the terms of this Agreement. As of the date of this Agreement, the Members of the Company are Operating Company and Management Entity.
     “Member Nonrecourse Debt” — Means “partner non-recourse debt” as set forth in Treasury Regulations Section 1.704-2(b)(4).
     “Member Nonrecourse Debt Minimum Gain” — Means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(2) and (3).
     “Member Nonrecourse Deductions” — Means “partner nonrecourse deductions” as set forth in Treasury Regulations Section 1.704-2(i)(2). For any Fiscal Year, the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt equals the excess, if any, of the net increase, if any, in the amount of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt over the aggregate amount of any distributions during such Year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Nonrecourse Debt Minimum Gain, determined according to the provisions of Treasury Regulations Section 1.704-2(i)(2).
     “Merger” — As defined in Section 8.2 hereof.
     “Modified Adjusted Capital Account” — Means, with respect to any Member, an amount equal to such Member’s Capital Account, increased by the sum of such Member’s share of Company Minimum Gain and such Member’s share of Member Nonrecourse Debt Minimum Gain, and reduced by any adjustments, allocations or distributions with respect to such Member described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6).
     “Monthly Reporting Period” — Means, the 26th day of the previous calendar month through the 25th day of the current calendar month.
     “MRI” — As defined in Section 7.3(c).
     “Net Cash Flow” — Means, with respect to the Company, with respect to any period, the sum of all money available to the Company at the end of that period for distribution to its Members after (1) payment of all debt service and other expenses (including, without limitation, payments due on or with respect to operating and maintenance expenses, general and administrative expenses, insurance costs, taxes, assessments and other impositions and other expenses paid or required to be paid); (2) satisfaction of the Company’s liabilities as they come due; and (3) establishment of (and contributions to) such reserves as are required under any Financing Documents or additional reasonable reserves as determined by Operating Company; provided, however, that Net Cash Flow shall not include Net Proceeds of a Capital Transaction, Capital Contributions or loans.
     “Net Proceeds of a Capital Transaction” — Means the net cash proceeds (other than insurance proceeds for lost rental incomes) from a Capital Transaction less any portion thereof used to (i) establish (and contribute to) such reserves as are required under any Financing Documents or additional reasonable reserves as determined by Operating Company, (ii) repay
Limited Liability Company Agreement
Carr Realty Partners, LLC

any debts or other obligations of the Company in connection with such Capital Transaction (iii) restore any Company Assets following a casualty or condemnation, (iv) pay costs reasonably and actually incurred in connection with the Capital Transaction, or (v) pay creditors in the event of a liquidation. “Net Proceeds of a Capital Transaction” shall include all principal, interest and other payments as and when received with respect to any note or other obligation received by the Company in connection with a Capital Transaction.
     “New Deal LLC” — As defined in Section 8.2.
     “Nonrecourse Deductions” — Has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a Fiscal Year equals the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year, over the aggregate amount of any distributions during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined according to the provisions of Treasury Regulations Section 1.704-2(c).
     “Nonrecourse Liability” — Has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).
     “Notices” — As defined in Section 11.2.
     “Operating Company” — As defined in the Preamble.
     “Percentage Interest” — As to any Member, the Percentage Interest of such Member specified in Section 3.1.
     “Person” — Means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization.
     “Profits” and “Losses” — For each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definitional Section shall be added to such taxable income or loss;
(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definitional Section, shall be subtracted from such taxable income or loss;
(c) In the event the Gross Asset Value of any Company Asset is adjusted pursuant to paragraph (b) or (d) under the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such Company Asset for purposes of computing Profits or Losses;
(d) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of,
Limited Liability Company Agreement
Carr Realty Partners, LLC

notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;
(e) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition thereof;
(f) To the extent an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s Company Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and
(g) Notwithstanding any other provision of this definitional Section, any items which are specially allocated under this Agreement shall not be taken into account in computing Profits or Losses.
     “Put Interest” — As defined in Section 8.5.
     “Put Purchase Price” — As defined in Section 8.5.
     “Put Right” — As defined in Section 8.5.
     “Regulations” or “Treasury Regulations” — The Income Tax Regulations promulgated under the Code as such regulations may be amended from time to time (including Temporary Regulations).
     “Regulatory Allocations” — As defined in Section 5.2(h).
     “Related Party” — As defined in Section 6.9.
     “Safe Harbor” — As defined in Section 7.3(g).
     “Safe Harbor Election” — As defined in Section 7.3(g).
     “Safe Harbor Interest” — As defined in Section 7.3(g).
     “Subsidiary Entity” — Means each Person in which the Company has a direct or indirect equity interest.
     “Target Capital Account” — Means an amount, determined with respect to each Member for any Fiscal Year, equal to the hypothetical distribution such Member would receive if each Company Asset (other than cash) were sold for an amount of cash equal to such asset’s Gross Asset Value as of the end of such Fiscal Year, each liability of the Company were satisfied in cash in accordance with its terms (limited, with respect to each Nonrecourse Liability, to the Gross Asset Value of the asset or assets securing such Nonrecourse Liability), and all remaining cash of the Company (including the net proceeds of such hypothetical transactions and all cash otherwise available after the hypothetical satisfaction of all Company liabilities) were distributed in full to the Members pursuant to Article IV of this Agreement; provided, however, that if upon
Limited Liability Company Agreement
Carr Realty Partners, LLC

such hypothetical liquidation instead of receiving a distribution such Member would be obligated to make a capital contribution to the Company, such Member’s Target Capital Account shall be a negative amount equal to such contribution obligation.
     “Tax Matters Member” — As defined in Section 7.5.
     “Tax Payments” — As defined in Section 4.4.
     “Transaction Documents” — As defined in Section 11.16(a)(ii).
     “Transfer” — As defined in Section 8.1.
     “UBTI” — Means “unrelated business taxable income” within the meaning of Sections 511-514 of the Code.
     “Valuation Date” — Means the earlier of (a) the date of the consummation of a Liquidity Event, or (b) the date selected by Operating Company, upon at least thirty (30) days advance written notice to Management Entity, on which the Fair Market Value of Company Development Projects will be determined for purposes of payment of the development promote described in Section 6.11(f) hereof; provided, however, that the Valuation Date selected by Operating Company under clause (b) above shall be no earlier than September 30, 2010 and no later than forty-eight (48) months after the closing of the Merger (or, if the Merger shall not close by June 30, 2007, then forty-eight (48) months after the Effective Date hereunder).
     “Withdrawal Event” — As defined in Section 8.4.
     “Withdrawn Member” — As defined in Section 8.4.
ARTICLE II
MEMBERS; CAPITAL
     SECTION 2.1. Initial Capital Contributions.
     (a) Operating Company has contributed the amount of cash set forth on the Company’s records as its Initial Capital Contribution.
     (b) Management Entity has contributed $100.00 as its Capital Contribution.
     (c) No Member shall have the right to withdraw any capital from the Company or be repaid its Capital Contribution except as provided in this Agreement.
     (d) The Company shall maintain a record of: (i) the Company Interest held by each Member; and (ii) the respective Percentage Interest of each Member. The Managing Member shall update such records from time to time to reflect changes in such information.
     SECTION 2.2. Additional Capital Contributions.
     (a) On at least five (5) days prior written notice (specifying the dollar amount requested), Operating Company shall make additional Capital Contributions to the Company (each, an “Additional Capital Contribution”) on a monthly basis as necessary to reimburse Management Entity for certain approved expenses of the Company incurred in 2006 as set forth in Schedule E attached hereto and made a part hereof, and to meet the Company’s initial operating costs during its first year of operations consistent with the operating costs set forth in the approved Budget. The approved Budget for 2007 is attached hereto as Schedule A. The operating costs for the month of January 2007
Limited Liability Company Agreement
Carr Realty Partners, LLC

consistent with the approved Budget shall be contributed upon the full execution of this Agreement, and the approved 2006 expenses shall be contributed upon the closing of the Merger (as defined in Section 8.2 hereof). Notwithstanding the foregoing, in no event shall Operating Company be required to contribute more than (i) Three Hundred Thousand Dollars ($300,000.00) in Capital Contributions to the Company (i.e., Initial Capital Contributions plus Additional Capital Contributions) prior to the closing of the Merger, or (ii) an aggregate of Two Million Dollars ($2,000,000.00) in total Capital Contributions to the Company (i.e., Initial Capital Contributions plus Additional Capital Contributions). Additional Capital Contributions shall be credited to the Capital Account of the Member making such Additional Capital Contributions. Notwithstanding the foregoing, if by April 1, 2007 the Merger has not closed and Columbia has not exercised its option to acquire the stock in the Operating Company, then, unless Operating Company immediately makes a Capital Contribution to fund the approved 2006 expenses and to cover all current operating costs consistent with the approved Budget, Management Entity shall be required to elect to either (a) purchase the Percentage Interest owned by Operating Company for a cash purchase price equal to the total Capital Contributions made by Operating Company, or (b) dissolve the Company pursuant to Section 10.1 hereof. Management Entity must exercise such option by written notice to Operating Company prior to the earlier to occur of (x) April 15, 2007, (y) the closing of the Merger, and (z) the exercise by Columbia of its option to acquire the stock in the Operating Company. In the event that Management Entity exercises its option to purchase the Percentage Interest owned by Operating Company, Management Entity and Operating Company shall close on such transfer within ten (10) days after the exercise of such option, with the payment of the option purchase price being made in cash or immediately available funds (to an account designated by Operating Company) by Management Entity and the transfer to Management Entity of Operating Company’s unencumbered right, title and interest in and to its Percentage Interest pursuant to commercially reasonable assignment documents. If Management Entity fails to make either of the elections, then the Company shall promptly be dissolved pursuant to Section 10.1 hereof and Operating Company shall not make any Additional Capital Contributions to the Company.
     (b) Other than the Capital Contributions made by Operating Company pursuant to Sections 2.1 and 2.2, the Members shall not be required to make any Capital Contributions to the Company. Other than Capital Contributions made pursuant to Section 2.1(b) above, Management Entity shall have no right or obligation to make any Capital Contributions to the Company. While Management Entity has no obligation to make any Capital Contribution, it is understood that Management Employees will be employed at below market compensation levels and shall execute non-compete agreements for a term of one (1) year from and after the Effective Date in a form approved by Operating Company as consideration for the level of Percentage Interest of Management Entity in the Company. The initial staffing and compensation of Management Employees shall be as follows:
Limited Liability Company Agreement
Carr Realty Partners, LLC

DEVELOPMENT GROUP

		2007 Base		Minimum Total
Name	Title/Role	Compensation	2007 Bonus	Compensation
Robert O. Carr	President/Development Level	$150,000.00	None	$150,000.00
Austen Holderness	Development/Finance	$125,000.00	TBD	$125,000.00
PROPERTY MANAGEMENT GROUP

		2007 Base		Minimum Total
Name	Title/Role	Compensation	2007 Bonus	Compensation
Richard Greninger	Group Leader	$150,000.00	None	$150,000.00
D. McGee	Accounting Lead	$125,000.00	TBD	$125,000.00
Paul Davis	Operating Director	$125,000.00	TBD	$125,000.00
     SECTION 2.3. No Third Party Beneficiaries. The obligation of the Operating Company to make an Additional Capital Contribution shall not confer upon any creditor or other third party having dealings with the Company any right, claim or other benefit, including the right to require any such Additional Capital Contribution.
     SECTION 2.4. Interest. Interest, if any, earned on funds contributed or held by the Company shall inure to the benefit of the Company. The Members shall not be entitled to receive interest or any other payments from the Company with respect to their Capital Contributions or Capital Accounts, except as otherwise provided for herein.
ARTICLE III
COMPANY INTERESTS
     SECTION 3.1. Percentage Interests. Subject to adjustment pursuant to Section 8.5 below, the Percentage Interest of Operating Company in the Company shall be fifty percent (50%) and the Percentage Interest of Management Entity in the Company shall be fifty percent (50%).
     SECTION 3.2. Capital Accounts. The Company shall establish and maintain a separate Capital Account for each Member in accordance with the following provisions:
     (a) To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s allocable share of Profits, and any items in the nature of income or gain that are specially allocated to such Member under this Agreement, and the amount of any Company liabilities that are assumed by such Member in accordance with the terms hereof (other than liabilities that are secured by any Company Asset distributed to such Member).
     (b) To each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Company property distributed to such Member pursuant to any provision of this Agreement (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Code Section 752), such Member’s allocable share of Losses, and any items in the nature of expenses or losses that are specially allocated to such Member under this Agreement, and
Limited Liability Company Agreement
Carr Realty Partners, LLC

the amount of any liabilities of such Member that are assumed by the Company (other than liabilities that are secured by any property contributed by such Member to the Company).
     (c) In the event any Company Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Company Interest. In the case of Transfer of a Company Interest at a time when an election under Code Section 754 is in effect, the Capital Account of the transferee Member shall not be adjusted to reflect the adjustments to the adjusted tax bases of Company property required under Code Sections 754 and 743, except as otherwise permitted by Treasury Regulations Section 1.704-1(b)(2)(iv)(m).
     (d) In determining the amount of any liability for purposes of paragraphs (a) and (b) above, there shall be taken into account Code Section 752(c) and the Treasury Regulations promulgated thereunder, and any other applicable provisions of the Code and Regulations.
     (e) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations.
     SECTION 3.3. Return of Capital. No Member shall be liable for the return of the Capital Contributions (or any portion thereof) of any other Member, it being expressly understood that any such return shall be made solely from the Company Assets. No Member shall be required to pay to the Company or to any other Member any deficit in its Capital Account upon dissolution of the Company or otherwise, and no Member shall be entitled to withdraw any part of its Capital Contributions or Capital Account, to receive interest on its Capital Contributions or Capital Account or to receive any distributions from the Company, except as expressly provided for in this Agreement or under the Delaware Act as then in effect.
ARTICLE IV
DISTRIBUTIONS
     SECTION 4.1. General. Net Cash Flow and/or Net Proceeds of a Capital Transaction shall be distributed to the Members as set forth in Section 4.2 below.
     SECTION 4.2. Net Cash Flow and Net Proceeds of a Capital Transaction.
     (a) Subject to Sections 4.3, 4.4, 4.5 and 10.2 hereof, Net Cash Flow for any Fiscal Year shall be distributed by the Company to the Members within ten (10) days after the end of each calendar quarter and in conformance with the terms and conditions of this Agreement and consistent with the approved Budget in the following manner and priority:
(i)	First, to Operating Company until Operating Company has received aggregate distributions under this Section 4.2(a)(i) representing a cumulative return to Operating Company of ten percent (10%); then

(ii)	Second, to the Members pari passu in proportion to their respective Percentage Interests.
Limited Liability Company Agreement
Carr Realty Partners, LLC

     (b) Subject to Sections 4.3, 4.4, 4.5 and 10.2 hereof, Net Proceeds of a Capital Transaction for any Fiscal Year shall be distributed by the Company to the Members within ten (10) days after receipt thereof and in conformance with the terms and conditions of this Agreement and consistent with the approved Budget in the following manner and priority:
(i)	First, one hundred percent (100%) to Operating Company until Operating Company has received aggregate distributions under Section 4.2(a) and this Section 4.2(b) sufficient to provide Operating Company with an IRR of fifteen percent (15%);

(ii)	Second, one hundred percent (100%) to Management Entity until Management Entity has received aggregate distributions under this Section 4.2(b) of Five Hundred Thousand Dollars ($500,000.00); then

(iii)	Third, to the Members pari passu in proportion to their respective Percentage Interests.
     SECTION 4.3. Management Entity Interests.
     (a) Upon receipt of distributions of Net Cash Flow and/or Net Proceeds of a Capital Transaction by Management Entity (“Management Distributions”), Management Entity agrees that it shall promptly distribute the Management Distributions to the Management Employees in proportion to their respective vested Management Interests, provided, that such Management Employee is employed by the Company on the date such Management Distributions are made. If the employment of any Management Employee is terminated for any reason prior to the third (3rd) anniversary of the Effective Date, such Management Employee shall immediately forfeit his/her Management Interests in Management Entity and shall have no right to receive any Management Distributions. If such termination of employment was by the Company for Cause or by the Management Employee for any reason, such forfeited Management Interest shall be deemed automatically assigned to Operating Company.
     (b) Management Entity hereby covenants and agrees that it shall grant Management Interests to Management Employees on the Effective Date in accordance with the terms hereof. Management Entity hereby covenants and agrees that it shall allocate the Management Interests to each of the Management Employees upon such terms and conditions as determined by Management Entity, with such allocation, terms and conditions, subject to the approval of Operating Company, not to be unreasonably withheld, conditioned or delayed. In no event, however, shall Robert O. Carr and Richard Greninger be singly or collectively allocated more than seventy (70) units of Management Interests as of the Valuation Date. The initial allocation of Management Interests to Management Employees as of the Effective Date is as follows (expressed in units of ownership):

Robert O. Carr	34
Dave McGee	5
Paul Davis	8
Richard Greninger	23
Austen Holderness	5
Units available for future distributions to Management Employees	25
Limited Liability Company Agreement
Carr Realty Partners, LLC

     (c) Management Employees shall not have the right to transfer Management Interests to other Management Employees prior to the third (3rd) anniversary of the Effective Date without the prior written consent of Operating Company, which consent may be withheld at Operating Company’s sole discretion.
     SECTION 4.4. Tax Liability Distributions. (a) The Company shall distribute out of available cash, for each Fiscal Year prior to the year of dissolution or sale of all or substantially all of the Company Assets, to each Member an amount equal the excess of (i) such Member’s federal, state and local income tax liabilities (including such liabilities of the beneficial owners of such Member) arising from the allocation of Profits to such Member pursuant to Section 5.1 below and any income or gain specially allocated to such Member under Section 5.2 hereof, over (ii) distributions made to such Member pursuant to Section 4.2 above. Such distributions shall be made within ninety (90) days after the end of such Fiscal Year (or earlier to the extent necessary to pay estimated taxes for such current year). The amount distributable under this Section 4.4(a) shall be determined taking into account any allocation of taxable losses from the Company for prior periods and shall be calculated using the maximum federal, state and local income tax rate applicable to a resident of Washington, D.C. on ordinary income, net short-term capital gain or net long-term capital gain, as applicable.
     (b) The amounts distributed to the Members under this Section 4.4 shall be treated as an advance of any distributions to which such Members would otherwise be entitled under this Agreement and the amounts otherwise distributable or payable to such Members pursuant to any other provision of this Agreement shall be reduced by the amount distributed pursuant to this Section 4.4.
     SECTION 4.5. Tax Payments. To the extent that any taxes or withholding taxes are due on behalf of or with respect to any Member and the Company is required by law to withhold or to make such tax payments (“Tax Payments”), the Company shall withhold such amounts and make such Tax Payments as so required. Each Tax Payment made on behalf of or with respect to a Member shall be deemed a distribution under Section 4.2 in such amount to such Member, and any such deemed distribution shall be deemed to have been paid to the Member on the earlier of the date when the corresponding Tax Payment is made by the Company or the date that the distributions, if any, giving rise to the obligation to make such Tax Payment were made.
     SECTION 4.6. Limitation on Distributions. Notwithstanding anything to the contrary contained herein, without the prior consent of the Members, no distribution of Net Cash Flow or Net Proceeds of a Capital Transaction shall be made hereunder if such distribution would cause the Company to default under any Key Document or violate Section 18-607 of the Delaware Act or other applicable law.
ARTICLE V
ALLOCATION OF PROFITS AND LOSSES
     SECTION 5.1. Profits and Losses. After giving effect to the special allocations set forth in Section 5.2 hereof, Profits and Losses for any Fiscal Year shall be allocated as follows:
Limited Liability Company Agreement
Carr Realty Partners, LLC

     (a) Profits for each Fiscal Year shall be allocated to the Members as necessary to cause each Member’s Modified Adjusted Capital Account balance as of the end of such Fiscal Year to equal as nearly as possible such Member’s Target Capital Account.
     (b) Losses for each Fiscal Year shall be allocated to the Members as necessary to cause each Member’s Modified Adjusted Capital Account balance as of the end of such Fiscal Year to equal as nearly as possible such Member’s Target Capital Account; and
     (c) Notwithstanding Sections 5.1(a) and 5.1(b):
     (i) In the Fiscal Year of the liquidation of the Company and the Fiscal Year of the sale of all or substantially all of the assets of the Company that will lead to a liquidation of the Company and in each Fiscal Year thereafter, items of gross income, gain, deduction and loss shall be credited or charged to the Capital Accounts of the Members (which Capital Accounts shall first be adjusted to take into account all non-liquidating distributions made during such Fiscal Year) in such manner as will permit the distribution of liquidation proceeds pursuant to Section 10.2(c)(iii) hereof to be made to the Members, as nearly as possible, in the priority specified in Section 4.2(a) above with respect to Net Cash Flow, and Section 4.2(b) above with respect to Net Proceeds of a Capital Transaction; and
     (ii) The Members hereby acknowledge that it is their intent that, prior to a distribution of liquidating proceeds pursuant to Section 10.2(c)(iii) below, the positive Capital Account balance of each Member shall be equal to the amount distributable to that Member pursuant to Section 4.2 above, and that the allocations set forth in Sections 5.1(a), 5.1(b), and 5.1(c)(i) above are intended and shall be interpreted, to the maximum extent possible, to accomplish this result.
     SECTION 5.2. Special Allocations.
     (a) Minimum Gain Chargeback. Notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Company Fiscal Year, the Members shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 5.2(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.
     (b) Member Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this Article V, except Section 5.2(a), if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated
Limited Liability Company Agreement
Carr Realty Partners, LLC

items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(4). This Section 5.2(b) is intended to comply with the minimum gain chargeback requirement in such Section of the Treasury Regulations and shall be interpreted consistently therewith.
     (c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in paragraphs (4), (5) and (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of Company income and gain shall be specially allocated to such Members in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account deficit of such Members as quickly as possible, provided that an allocation pursuant to this Section 5.2(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.2(c) were not in the Agreement.
     (d) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Members in accordance with their respective Percentage Interests.
     (e) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).
     (f) Limitation on Allocation of Losses. In no event shall Losses be allocated to a Member to the extent such allocation would result in such Member having an Adjusted Capital Account deficit at the end of any Fiscal Year. All such Losses shall be allocated to the other Member, provided, however, that appropriate adjustments shall be made to the allocation of future Profits in order to offset such specially allocated Losses hereunder.
     (g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.
     (h) Curative Allocations. The allocations contained in Sections 5.2(a) through 5.2(g) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Code and Treasury Regulations. The Members intend that, to the extent possible, all Regulatory Allocations shall be offset either by other Regulatory Allocations or with
Limited Liability Company Agreement
Carr Realty Partners, LLC

special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.2(h). Therefore, notwithstanding any other provisions of this Article V (other than the Regulatory Allocations and this Section 5.2(h)), the Members shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner they reasonably determine to be appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement.
     SECTION 5.3. Other Allocation Rules.
     (a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as reasonably determined by the Managing Member using any permissible method under Code Section 706 and the Treasury Regulations thereunder.
     (b) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members for tax purposes in the same proportions as they share Profits or Losses, as the case may be, for the Fiscal Year.
     (c) The Members are aware of the income tax consequences of the allocations made by this Article V and hereby agree to be bound by the provisions of this Article V in reporting their shares of Company income and loss for income tax purposes.
     (d) Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulations Section 1.752-3(a)(3), the interest of the Members in Company Profits equals one hundred percent (100%), in proportion to their Percentage Interests.
     (e) To the extent permitted by Treasury Regulations Section 1.704-2(h)(3), the Members shall treat distributions of Net Proceeds of a Capital Transaction as not allocable to an increase in Company Minimum Gain to the extent the distribution does not cause or increase a deficit balance in the Adjusted Capital Account of any Member.
     SECTION 5.4. Tax Allocations: Code Section 704(c).
     (a) In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.
     (b) In the event the Gross Asset Value of any Company property is adjusted pursuant to paragraph (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.
Limited Liability Company Agreement
Carr Realty Partners, LLC

     (c) Any elections or other decisions relating to such allocations shall be made by the Members, in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.4 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.
ARTICLE VI
MEMBERS; MANAGEMENT AND CONDUCT OF THE COMPANY
     SECTION 6.1. Members; Classes of Members; Voting.
     (a) The Company shall consist of the Members executing this Agreement and any substitute or additional Members admitted to the Company in accordance with the terms hereof.
     (b) The Company shall have two initial Members: Operating Company and Management Entity. The Members shall be entitled to vote their Company Interests based upon their respective Percentage Interests.
     (c) Except as otherwise provided herein, the Members agree that no appraisal rights shall be available with respect to the Company Interests in connection with any amendment of this Agreement, any merger or consolidation in which the Company is a constituent party, any conversion of the Company to another business form, any transfer to or domestication in any jurisdiction by the Company or the sale of all or substantially all of the Company Assets.
     SECTION 6.2. Rights and Powers of the Managing Member. Subject to Major Decisions and Section 6.12 hereof, the business and affairs of the Company shall be managed by the Managing Member which shall direct, manage and control the business of the Company and have all of the rights and powers possessed by managers under the Delaware Act. Except where the approval of the Members is expressly required by this Agreement or by nonwaivable provisions of the Delaware Act, the Managing Member shall have full and complete authority, power and discretion to manage and control the business and affairs of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, except as otherwise provided by this Agreement. No Member (other than the Managing Member) shall have any right, power or authority to act (as agent or otherwise) for, or to bind the Company in any manner. Subject to Major Decisions and the limitations set forth in this Agreement and the availability of sufficient funds, the Managing Member shall perform the following on behalf of the Company:
     (a) Engage qualified persons to assist in the Company’s business, as well as to hire and fire Company employees;
     (b) Present a proposed annual budget (“Budget”) to Operating Company for its approval on or before November 1 of each year;
     (c) Pay, without duplication, all expenses incurred by the Company and its Subsidiaries in accordance with the approved Budget;
Limited Liability Company Agreement
Carr Realty Partners, LLC

     (d) Maintain the books and records for the Company and its Subsidiaries and prepare the reports required to be submitted to the Members in accordance with this Agreement; and
     (e) Operate the business of the Company substantially in accordance with the approved Budget.
     SECTION 6.3. Officers. The Managing Member may delegate the management of the Company’s day-to-day business affairs to a Chief Executive Officer and other officers of the Company designated by the Managing Member and, unless otherwise decided by the Managing Member, all actions of the Company may be taken by the appropriate duly authorized officers. Subject to the terms of any employment agreement, the Managing Member may remove any officers of the Company with or without cause.
     SECTION 6.4. Reliance. The Managing Member shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any officers, employees, or committees of the Company, or by any other Person as to matters the Managing Member reasonably believes is within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including, without limitation, information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.
     SECTION 6.5. Indemnification of the Managing Member, Members and Officers; Exculpation.
     (a) General. The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company) by reason of the fact that he is or was the Managing Member, member or officer of the Company, or is or was serving at the request of the Company as a director, manager, officer or employee of another limited liability company, corporation, partnership, joint venture, trust or other enterprise (collectively, the “Covered Persons”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith with no willful misconduct or gross negligence and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
     (b) Indemnification in Certain Cases. To the extent that a Covered Person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in clause (a) of this Section 6.5, or in defense of any claim, issue or matter
Limited Liability Company Agreement
Carr Realty Partners, LLC

therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
     (c) Advances for Expenses. Expenses (including attorneys’ fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Company as authorized in this Section 6.5.
     (d) Rights Non-Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subparagraphs of this Section 6.5 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, agreement or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.
     (e) Insurance. The Company shall have the power to purchase and maintain insurance on behalf of any Person who is or was a Covered Person, employee or agent, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Section 6.5.
     (f) Exculpation. No Covered Person shall be liable, in damages or otherwise, to the Company or its Members for any act or omission performed or omitted by such Covered Person pursuant to authority granted by this Agreement except to the extent such Covered Person fails to meet the standard for indemnification set forth in Section 6.5(a).
     (g) Definition of Company. For the purposes of this Section 6.5, references to “the Company” include all constituent entities absorbed in a consolidation or merger as well as the resulting or surviving entity so that any Person who is or was a manager, member, director or officer of such a constituent entity or is or was serving at the request of such constituent entity as a manager, member, director or officer of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Section 6.5 with respect to the resulting or surviving entity as he would if he had served the resulting or surviving entity in the same capacity.
     (h) Survival of Rights. The indemnification and advancement of expenses and exculpation provided by, or granted pursuant to, this Section 6.5 are for the benefit of the Covered Persons, their heirs, successors, assigns and administrators and shall continue as to a Person who has ceased to be an officer, manager or Member and shall inure to the benefit of the heirs, executors and administrators of such Person.
     SECTION 6.6. Organizational and Fictitious Name Filings. The Managing Member is hereby authorized, on behalf of the Company, to execute and file or cause to be executed and filed all such instruments, certificates, notices and documents, and to do or cause to be done all such filing, recording, publishing and other acts as may be determined by the Managing Member to be necessary or appropriate from time to time to comply with all applicable requirements for the formation or operation or, when appropriate, termination of a
Limited Liability Company Agreement
Carr Realty Partners, LLC

limited liability company in the State of Delaware and all other jurisdictions where the Company does or shall desire to conduct its business.
     SECTION 6.7. Other Activities; Conflict of Interest; Waiver.
     (a) Each Member recognizes that the other Members have or may have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Company and that such other Member is entitled to carry on such other business interests, activities and investments. No Member shall be obligated to devote all or any particular part of its time and effort to the Company and its affairs. Notwithstanding the foregoing, all property management and development opportunities generated by Management Entity and/or its employees shall be exclusively offered to the Company.
     (b) Except as otherwise expressly provided in this Agreement or any other agreement between the Members or any Affiliates thereof, any Member or Affiliate thereof may engage in or possess an interest in any other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and neither the Company nor any Member shall have any rights by virtue of this Agreement or the relationship created hereby in or to any other ventures or activities engaged in by any Member or Affiliate thereof, or to the income or proceeds derived therefrom, and the pursuit of such ventures or activities by any Member or its Affiliate shall not be deemed wrongful or improper, even to the extent the same are competitive with the business activities of the Company. Except as otherwise provided in any other agreement between the Members or any Affiliates thereof, no Member or Affiliate thereof shall be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character which, if presented to the Company, could be taken by the Company, and any Member or Affiliate thereof shall have the right to take for its own account (individually or as a partner, member or fiduciary) or to recommend to others any such particular investment opportunity.
     SECTION 6.8. Company’s Counsel. To the extent that the Managing Member deems necessary, the Company shall retain one (1) or more law firms acceptable to Operating Company to be the Company’s legal counsel (the “Company Counsel”). The fees and expenses of the Company Counsel shall be a Company expense. Nothing herein shall restrict the Company Counsel from acting as counsel to any Member or any Affiliate of such Member, and the Members agree that Company Counsel may represent such Member or any Affiliate of such Member in any dispute involving any other Member or the Company. In the event the Managing Member shall desire to terminate the employment of the Company Counsel and to substitute other counsel therefor, such termination and substitution of counsel shall be subject to the approval of Operating Company.
     SECTION 6.9. Transactions with Related Parties. No agreement or transaction between the Company on the one hand and any Member or any Affiliate of any Member (each, a “Related Party”) on the other hand shall be void or voidable solely by reason of such relationship. The execution of any such agreement or the entering into or consummation of such transaction by the Company shall not subject the participating Related Party or any of their respective Affiliates, or their respective officers, directors, managers, members or stockholders to liability to the Company or any Member for breach of fiduciary duty if (i) all of the material
Limited Liability Company Agreement
Carr Realty Partners, LLC

facts as to the agreement or transaction and the relationship between any such Related Party and the Company and the nature of any conflict of interest are disclosed or are known to Management Entity and Operating Company and (ii) both Management Entity and Operating Company approve or ratify such agreement or transaction.
     SECTION 6.10. Major Decisions. Notwithstanding anything to the contrary contained in this Agreement, no act shall be taken, sum expended, decision made or obligation incurred by the Company or any subsidiary of the Company with respect to a Major Decision, unless and until the Operating Company shall have approved the same in writing. Major Decisions shall also relate to any such actions taken by a subsidiary of the Company.
     SECTION 6.11. Property Management and Development Services; Additional Development Fee.
     (a) Operating Company intends, but is not required, to transition to the Company after the closing of the Merger the property management for the majority of the office buildings owned by Columbia and its subsidiaries (the “Columbia Equity Portfolio”) on a staged basis to ensure high quality property operations, property level staffing, and accounting and financial reporting. Management Entity acknowledges that it is critical to the success of the property management platform that the property management transitions to the Company are handled in a seamless manner.
     (b) The Company will receive property management fees for the management of the Columbia Equity Portfolio at a level equal to the property management fees paid for the management of the Columbia Equity Portfolio as of the Effective Date on a form property management agreement consistent with the form of property management agreement currently used by Operating Company and its Affiliates at the Columbia Equity Portfolio. It is currently anticipated that the Company will not receive any asset management fees in connection with the Columbia Equity Portfolio, and that property management fees payable to the Company for the Columbia Equity Portfolio shall be net of any asset management fees. Property management fees for properties acquired after the Effective Date by Operating Company and its Affiliates will be payable based on current market rates as determined by Operating Company. Operating Company or its Affiliate may receive an asset management fee in connection with properties acquired after the Effective Date so long as the property management fee payable to the Company is not reduced below current market rates as determined by Operating Company.
     (c) Subject to Section 6.10 hereof, Managing Member shall have the right to cause the Company to enter into property management agreements with third-party owners (i.e., property owners not affiliated with Operating Company or its Affiliates) at market level management fees so long as such third-party business does not detract from the quality of property management services provided by the Company to the Columbia Equity Portfolio.
     (d) After the closing of the Merger, Operating Company intends, but is not required, to refer real estate development opportunities that arise after the Effective Date to the Company. After the closing of the Merger, Operating Company also intends, but is not required, to invest, directly or indirectly, in new real estate development and re-development projects and to provide necessary financing guaranty support, as determined by the Operating Company on a project-by-project basis. If the Company shall be
Limited Liability Company Agreement
Carr Realty Partners, LLC

retained by Operating Company or its Affiliates, then Operating Company or its Affiliates, as applicable, will pay the Company market-based development fees for development services provided by the Company pursuant to development services agreements with Operating Company.
     (e) Operating Company has the exclusive right to invest, directly or indirectly, in all development opportunities generated by the Company and/or the Management Entity on negotiated terms satisfactory to Operating Company. Neither the Company nor the Management Entity shall discuss any development opportunities with any other potential investors without the prior written consent of Operating Company. Operating Company also has the right to involve a third-party capital partner as an investor in any such development opportunity generated by the Company if Operating Company determines that such involvement will improve Operating Company’s prospective return. If Operating Company does involve a third-party capital partner as an investor in any such development opportunity generated by the Company, Operating Company will endeavor to negotiate a favorable promote structure with such third-party capital partner in order to maximize the return on Operating Company’s equity invested in such Company Development Project.
     (f) The Fair Market Value of the Company Development Projects shall be determined on or about the Valuation Date pursuant to the procedures set forth on Exhibit B attached hereto. (For Company Development Projects sold to unaffiliated third (3rd) parties prior to the Valuation Date, the sale price of such projects shall be deemed to represent the Fair Market Value for such projects.) Based upon the determined Fair Market Value of the Company Development Projects as of the Valuation Date as aforesaid, the Operating Company shall pay the Management Entity an additional development fee equal to (i) fifteen percent (15%) of the hypothetical profits to be earned by Operating Company, New Deal LLC and/or their subsidiaries after a twelve percent (12%) IRR Amount would be achieved by Operating Company, New Deal LLC and/or their subsidiaries on the Company Development Projects on a cumulative basis (as distinct from a project-by-project basis), plus (ii) twenty percent (20%) of the hypothetical profits to be earned by Operating Company, New Deal LLC and/or their subsidiaries after a seventeen percent (17%) IRR Amount would be achieved by Operating Company, New Deal LLC and/or their subsidiaries on the Company Development Projects on a cumulative basis (as distinct from a project-by-project basis). The foregoing calculations shall be made assuming a hypothetical sale of the Company Development Projects at such Fair Market Value on the Valuation Date. The above-described fee shall be payable regardless of the exercise by Management Entity of its Put Right (hereinafter defined) and shall be the only consideration (other than the development fees described in Section 6.11(d) above) payable directly or indirectly to the Management Entity for Company Development Projects. After the Valuation Date, Operating Company and Management Entity may discuss, but shall not be required to discuss, whether it may be appropriate to establish another additional development fee arrangement of some type in connection with a future valuation date or with regard to future Company Development Projects. Nothing herein shall affect the calculation of monies payable to the Management Entity pursuant to Section 4.2 hereof.
Limited Liability Company Agreement
Carr Realty Partners, LLC

     (g) It is acknowledged that any economic relationship between the Company and SSPF/CET Operating Company LLC and its subsidiaries or any of the tenants of any properties owned directly or indirectly by such entities must be structured in a manner, and any activities or services performed by the Company with respect to such properties or tenants must be activities or services, that would not result in SSPF/CET Operating Company LLC realizing UBTI if it were an entity described in Section 501(c)(3) of the Code.
     SECTION 6.12. Special Rights of Operating Company. Notwithstanding any other term or condition of this Agreement to the contrary, Operating Company shall have the right, without the consent of any other Member, to cause, on behalf of the Company:
     (a) the termination of the employment of any Management Employee for Cause, and
     (b) the sale of the Company or the Company Interests at a purchase price equal to the then fair market value of Company Assets, as reasonably determined by Operating Company, if such sale is related to or in connection with a public stock offering, merger, consolidation, re-organization or other corporate transaction involving Operating Company or its Affiliate.
Management Entity hereby appoints Operating Company as its attorney-in-fact to execute any documents and to take any actions necessary to effectuate any type of sale transaction contemplated by clause (b) above. The foregoing appointment of Operating Company as attorney-in-fact is coupled with an interest and is non-revocable.
ARTICLE VII
BOOKS AND RECORDS; RESERVES
     SECTION 7.1. Bank Accounts. Operating Company shall have authority to open bank accounts and designate signatories with respect thereto on behalf of the Company as it shall deem necessary or desirable for the management and operation of the Company Assets and the conduct of Company business. An individual designated by Operating Company, from time to time, shall at all times be a designated signatory with respect to all Company bank accounts. The Company’s funds shall not be commingled with any other funds.
     SECTION 7.2. Books of Account; Audits/Access to Information.
     (a) The Company shall keep, and cause each property manager to keep, accurate and complete books of account and records showing the assets and liabilities, operations, transactions and financial condition of the Company and the Company Assets on a modified accrual basis in accordance with fair market value and historical cost accounting principles generally accepted in the United States of America (such generally accepted accounting principles, “GAAP”). The books of account and records of the Company and the Company Assets shall at all times be maintained at the principal office of the Company. All such books of account and records may be inspected, copied and audited by any Member, its designees or representatives from time to time and upon reasonable prior notice at the office of the Company or other Person maintaining the same.
Limited Liability Company Agreement
Carr Realty Partners, LLC

     (b) In addition to the annual audit by the Accountant, upon reasonable advance notice to Operating Company, any Member may, at its option and at its own expense, conduct audits of the books, records and accounts of the Company. The Company shall provide, or shall cause the applicable property managers to provide, the auditing Member’s appraisers, accountants and advisors with access to all information related to the value of the Company Assets and to the management personnel involved directly or indirectly in the affairs of the Company, and shall cause such personnel to cooperate fully with such Member or its designees, and to furnish information requested by it or its designees, as to the status of the affairs of the Company.
     SECTION 7.3. Reports.
     (a) Management Entity shall cause the Company to prepare and distribute such reports and information to the Members as shall be reasonably requested by such Members in order to enable them to effectively manage their respective Company Interests and be fully informed about the affairs of the Company Assets and the Company. The reports and other information distributed to the Members pursuant to the preceding sentence shall include, without limitation, the appraisals referenced in Section 7.6 hereof. Management Entity shall cause the Company to furnish at the Company’s expense, monthly reports prepared on a modified accrual basis in accordance with fair market value GAAP for Operating Company showing monthly and year-to-date activity on or about the tenth (10th) day following the end of each Monthly Reporting Period. All reporting and budgeting shall be on a Fiscal Year basis. All reports shall be completed in hard copy format. In addition, the Company shall submit certain information in a format requested by Operating Company via diskette or electronically using Operating Company’s account numbers.
     (b) Company shall, as a Company expense, at least once every calendar year have the Company’s books and records audited by the Accountant. The Company shall use good faith efforts to cause the Accountant to submit a copy of the annual audited financial statements in accordance with fair market value GAAP to all Members as soon as reasonably possible after the end of the each Fiscal year. However, a copy of the annual audited financial statements shall be submitted promptly after completion to all Members, and not later than seventy-five (75) days after the end of each Fiscal Year.
     (c) Management Entity shall cause the Company to use Management Reports, Inc. (“MRI”) property management software. Operating Company may require the Company or Management Entity, as the case may be, to use another property management software, with the version and release number to be provided by Operating Company. The modules required for implementation shall include, without limitation, general ledger, commercial management, accounts payable and distributed processing. Operating Company, in its sole discretion, may require modified version and release of the property management software. The database structure, system type and property number will be provided by Operating Company and will not be modified without the consent of Operating Company. Management Entity will provide the Company with a standard chart of accounts, tenant charge (billing) codes and report formats that are to be used unless otherwise agreed to in advance by Operating Company. Management Entity will cause the Company to submit to Operating Company on the twenty-fifth (25th) day of each month, a monthly electronic download of selected financial and operational data,
Limited Liability Company Agreement
Carr Realty Partners, LLC

including general ledger information, using either the distributive processing function of MRI or data extract routines identified and/or provided by Operating Company. Operating Company reserves the right to periodically modify the foregoing software and reporting requirement at the Company’s expense so long as such expenses are reasonable, and otherwise, at the requesting party’s expense. The Company shall pay all costs and expenses of any outside consultants employed and the purchase of any computer software to assist in the conversion of its financial data from its property management software to MRI property management software. Operating Company will use good faith efforts not to make any changes to property-level financial information contained on the MRI property accounting system without the knowledge of Management Entity.
     (d) No later than ninety (90) days after the end of each Fiscal Year of the Company, Management Entity shall, as a Company expense, furnish the Members with all necessary tax reporting information required by the Members for the preparation of their respective federal, state and local income tax returns, including each Member’s pro rata share of income, gain, loss, deductions and credits for such Fiscal Year. The Managing Member shall supervise the Accountant in the preparation of the Company’s tax returns.
     (e) Within ninety (90) days following the end of the Fiscal Year of the Company, Management Entity shall, as a Company expense, furnish each Member with copies of the Company’s federal partnership tax return and other income tax returns, together with each Member’s Schedule K-1 or analogous schedule, which returns shall be signed by the Tax Matters Member on behalf of the Company and co-signed by the Accountant as preparer.
     (f) Except as otherwise provided in this Agreement, all decisions as to accounting principles, whether for the Company’s books or for income tax purposes (and such decisions may be different for each such purpose) and all elections available to the Company under applicable tax law, shall be made by the Tax Matters Member. Upon the request of any Member in connection with the Transfer of all or part of such Member’s Company Interest, the Company shall make an election under Code Section 754. The Tax Matters Member shall, on behalf of the Company, use best efforts to cause all federal, state and local income and other tax returns to be timely filed by the Company and each Subsidiary Entity. The Tax Matters Member shall deliver to the other Members for their review and comment all federal, state and local income tax returns at least twenty (20) days prior to the filing thereof.
     (g) Management Entity shall make a protective election pursuant to Code Section 83(b) with respect to its Company Interest within thirty (30) days of the Effective Date. The Company and Management Entity agree to treat Management Entity as the tax owner of the interest in the Company held by Management Entity commencing on the Effective Date and agree that Management Entity shall take into account all tax items associated with such interest during the entire period Management Entity owns such interest. Neither the Company nor any of the Members shall claim a deduction for such interest, either at the Effective Date or when such interest becomes vested, unless required by a change in applicable law or pursuant to a final determination. The Members, intending to be legally bound, hereby authorize and direct the Company to make an election (the “Safe Harbor Election”) to have the “liquidation value” safe
Limited Liability Company Agreement
Carr Realty Partners, LLC

harbor provided in Proposed Treasury Regulation §1.83-3(1) and the Proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005-43, as such safe harbor may be modified when such proposed guidance is issued in final form or as amended by subsequently issued guidance (the “Safe Harbor”), apply to any interest in the Company transferred to a service provider while the Safe Harbor Election remains effective, to the extent such interest meets the Safe Harbor requirements (collectively, such interests are referred to as “Safe Harbor Interests”). The Tax Matters Member is authorized and directed to execute and file the Safe Harbor Election on behalf of the Company and the Members. The Company and the Members (including any person to whom an interest in the Company is transferred in connection with the performance of services) hereby agree to comply with all requirements of the Safe Harbor (including forfeiture allocations) with respect to all Safe Harbor Interests and to prepare and file all U.S. federal income tax returns reporting the tax consequences of the issuance and vesting of Safe Harbor Interests consistent with such final Safe Harbor guidance.
     SECTION 7.4. The Accountant. The Company shall retain a “Big Four” or other independent certified public accounting firm selected by Operating Company to be the accountant and auditor for the Company (the “Accountant”). The fees and expenses of the Accountant shall be a Company expense. The initial Accountant shall be Deloitte & Touche LLP.
     SECTION 7.5. Tax Matters Member. Operating Company shall have full power and authority to act for the Company and the Members as “Tax Matters Member,” under Code Section 6231(a)(7), with all the rights and responsibilities of that position described in Code Sections 6222-32 and to act in any similar capacity under applicable state or local law. The Tax Matters Member shall take such action as may be reasonably necessary to constitute Management Entity a “notice partner” within the meaning of Code Section 6231(a)(8) or any similar capacity under applicable state or local law. The Tax Matters Member shall keep the other Members informed of the progress of any tax audits or examinations. If requested by Management Entity, the Tax Matters Member will request that the Accountant allow Management Entity’s accountants to review the Accountant’s audit and tax work papers. In no event shall the Tax Matters Member have any liability to Management Entity or any Affiliate of Management Entity on account of a refusal of any such request by the Accountant. The Tax Matters Member shall not extend the statute of limitations with respect to Company matters without the consent of the other Members. In addition, the Tax Matters Member shall not, without the consent of Management Entity (not be unreasonably withheld, conditioned or delayed), (i) enter into any settlement agreement that is binding on Management Entity with respect to any Company items allocated to or affecting Management Entity or (ii) file a petition under Section 6226(a) or Section 6228(a) of the Code with respect to any Company items allocated to or affecting Management Entity. The Company shall reimburse the Tax Matters Member for all unrelated third party costs and expenses, and any other costs and expenses, incurred by it in the exercise of the rights and/or the performance of the responsibilities referred to in this Section 7.5. The Company shall indemnify and hold harmless the Tax Matters Member from all unrelated third party claims, liabilities, costs and expenses, including, without limitation, reasonable attorney’s fees and court costs, incurred by it in the exercise of the rights and/or the performance of the responsibilities referred to in this Section 7.5.
Limited Liability Company Agreement
Carr Realty Partners, LLC

     SECTION 7.6. Appraisals. Operating Company, on behalf of and at the expense of the Company, may, at its option, cause an independent appraiser to determine the appraised value of the Company Assets not more than one time per calendar year. Any appraiser so appointed shall furnish the Company and each of its Members with a written appraisal within forty-five (45) days after its appointment. All appraisals conducted for the Company shall be addressed to the Company and each of the Members. Such appraisal shall set forth the appraiser’s determination of the appraised value of the Company Assets. In making the appraisal of the Company Assets, the appraiser shall value the Company Assets unencumbered and shall assume that the improvements then situated on the Company Assets are the highest and best use to which the Company Assets can lawfully be put.
ARTICLE VIII
TRANSFER OF COMPANY INTERESTS
     SECTION 8.1. No Transfer. No Member may sell, assign, pledge, transfer, give, hypothecate or otherwise encumber (any such sale, assignment, pledge, transfer, gift, hypothecation or encumbrance being hereinafter referred to as a “Transfer”), directly or indirectly, or by operation of law or otherwise, any direct or indirect interest in the Company, except as hereinafter set forth in this Article VIII (or as otherwise permitted pursuant to this Agreement) or upon prior written consent of the other Member, which may be granted or withheld in the sole and absolute discretion of the other Member. In order to effectuate the purpose of this Section 8.1, each Member agrees that to the extent it desires that its Company Interest be at any time held by any other Person, such Member will Transfer its Company Interest, or part thereof, to such Person only through a direct Transfer in the manner contemplated in Article VIII, and that, except as expressly authorized in Section 8.2, no Transfer or other disposition of any stock, partnership, limited liability company or other beneficial interest in any Member or other such Person which holds any part of a Company Interest, will be effected, directly or indirectly, unless approved by all of the Members, provided that, notwithstanding anything to contrary contained in this Agreement, transfers of Management Interests in Management Entity in accordance with Section 4.3 hereof shall be permitted. Transfers of Management Interests in Management Entity by Management Employees for customary estate planning purposes shall be subject to the consent of Operating Company, not to be unreasonably withheld, conditioned or delayed. Any Transfer of any Company Interest in contravention of this Article VIII shall be null and void and shall be deemed a material breach of the terms of this Agreement, and the other Member shall have all the rights and remedies available under this Agreement and applicable law.
     SECTION 8.2. Succession by Operation of Law/Certain Permitted Transfers/Prorations/Cooperation.
     (a) Subject to Article VIII and Section 10.1, in the event of the merger, consolidation, dissolution or liquidation of any Member, all of such Member’s rights to distributions and allocations by the Company, shall pass to such Member’s legal successor, but such legal successor shall not become a Member of the Company without the prior written consent of all of the Members.
     (b) Notwithstanding anything in this Agreement to the contrary, Operating Company shall have the right, at any time, and without the requirement of Member consent, to Transfer all or any portion of its interest in the Company (i) to any Person in
Limited Liability Company Agreement
Carr Realty Partners, LLC

connection with a public offering, merger, consolidation, re-organization or other corporate transaction of Operating Company or its Affiliates, (ii) to SSPF/CET PI LLC, a Delaware limited liability company (“New Deal LLC”) or any direct or indirect affiliate or subsidiary of New Deal LLC, and (iii) to any entity affiliated with Columbia or its direct or indirect principals or subsidiaries or to any entity directly or indirectly controlled by Columbia’s successor upon completion of the Merger (as defined below), and each such transferee shall become a Member hereunder. For purposes of this Agreement, the term “Merger” is that certain merger contemplated by the Agreement and Plan of Merger dated as of November 5, 2006 by and amount SSPF/CET Operating Company, LLC, SSPF/CET OP Holding Company LLC, SSPF/CET OP Holding Company Subsidiary LP, Columbia Equity, LP and Columbia.
     (c) If any Company Interest is Transferred pursuant to this Article VIII, except as otherwise expressly provided in this Article VIII, items of income and expense that would customarily be adjusted between a seller and purchaser of commercial real estate will be adjusted in accordance with local custom as of the date of such Transfer in the States in which the Company Assets are located.
     (d) If any Company Interest is Transferred or proposed to be Transferred pursuant to this Article VIII, the parties hereto agree to reasonably cooperate with each other in good faith to structure such Transfer to avoid or minimize transfer fees to lenders and any transfer, deed or similar taxes due in connection therewith and, if so desired, to avoid termination of the Company for Federal income tax purposes.
     SECTION 8.3. General Conditions Applicable to Transfers.
     (a) Notwithstanding anything in this Agreement to the contrary (including but not limited to any of the other sections of this Article VIII), in no event shall (i) any Transfer be made, recognized or consented to by the Members or deemed effective unless such Transfer will not constitute or result in a material violation or default under any Key Document or (ii) a Company Interest be Transferred to a Person who is the subject of any pending bankruptcy proceedings, or to a Person who is a minor or who otherwise lacks legal capacity, and any attempt to effect a Transfer to such a Person shall be void and of no effect and shall not bind the Company.
     (b) In the event that any filing, application, approval or consent is required in connection with any Transfer, whether by any governmental entity or other third-party, the transferring Member shall promptly make such filing or application or obtain such approval or consent, at its sole expense.
     (c) Notwithstanding anything to the contrary contained in this Agreement (including but not limited to the other sections of this Article VIII), each Member and each transferee of all or any part of a Company Interest, (i) shall at all times maintain an office or agency for the service of process in the United States of America, which shall also be its address for delivery of Notices hereunder or (ii) shall be a citizen or national of the United States.
     (d) Notwithstanding anything to the contrary contained in this Agreement (including but not limited to the other sections of this Article VIII), no Transfer of all or any portion of any Member’s Company Interest shall be binding upon the other Member
Limited Liability Company Agreement
Carr Realty Partners, LLC

or the Company, and the Company shall be entitled to treat the record owner of any Company Interest as the absolute owner thereof in all respects, unless and until (i) true copies of the instruments of transfer executed and delivered pursuant to or in connection with such Transfer shall have been delivered to such other Member and the Company, (ii) the transferee shall have delivered to such other Member and the Company an executed and acknowledged assumption agreement pursuant to which the transferee assumes all the obligations of the transferor arising and accruing from and after the date of such Transfer under, and agrees to be bound by all the provisions of, this Agreement, (iii) the transferee shall have executed, acknowledged and delivered any instruments required under any applicable laws to effect such Transfer and, if applicable, its admission to the Company, and (iv) the transferee shall have executed and delivered such other instruments, documents and agreements reasonably required by the non-transferring Member in connection with such Transfer which are consistent with the other terms hereof. Upon compliance with the provisions of this Section 8.3(d), any Person who acquires a Company Interest in a transaction permitted by this Article VIII shall, unless otherwise provided in this Agreement, be admitted as a Member. Except as otherwise set forth herein, upon the execution and delivery of such assumption agreement, the transferor shall have no further obligation hereunder after the date of the Transfer except that the transferor shall remain primarily liable for all accrued obligations (as of the date of Transfer) of the transferor under this Agreement, notwithstanding any Transfer pursuant to this Article VIII.
     (e) Except as otherwise expressly provided herein, all reasonable costs and expenses incurred by the Company in connection with any Transfer of a Company Interest and, if applicable, the admission of a Person or Entity as a Member hereunder, shall be paid by the transferor. Upon compliance with all provisions hereof applicable to any transferee of a Company Interest becoming a Member, all Members hereby agree to execute and deliver such reasonable amendments hereto as are necessary to constitute such person or entity a Member of the Company.
     (f) If any Person acquires all or any part of the Company Interest of a Member in violation of this Article VIII whether by operation of law, judicial proceeding, or other manner not expressly permitted hereunder, such Person shall have no rights under this Agreement with respect to the Company Interest so acquired.
     SECTION 8.4. Bankruptcy or Dissolution of a Member. Upon the occurrence of a Bankruptcy Event or any other occurrence with respect to a Member of any event which under the Delaware Act causes the Member to cease to be a member of a limited liability company (a “Withdrawal Event”), the Member affected by such Withdrawal Event shall, unless the other Member shall otherwise consent within ninety (90) days of such Withdrawal Event, be deemed to have withdrawn as a Member on the expiration of such ninety (90) day period. In the event that a Member is deemed to have withdrawn from the Company pursuant to this Section 8.4, then such Member (a “Withdrawn Member”) shall continue to have the rights of an assignee of its Company Interest which was not admitted as a Member and shall not be entitled to participate in the management of the Company or to vote, approve or consent to any matter for which the vote, approval or consent of any Members is required. Unless the Members (other than the Withdrawn Member) otherwise agree, the Company shall not terminate or dissolve upon the occurrence of a Bankruptcy Event or any other occurrence which under the Act causes a Member to cease to be a
Limited Liability Company Agreement
Carr Realty Partners, LLC

member of the Company. No Member shall withdraw or retire from the Company without the prior consent of the other Members, except in connection with a Transfer of its entire Company Interest in accordance with the terms of this Agreement. In furtherance of the foregoing, each Member hereby waives any and all rights such Member may have to withdraw and/or resign from the Company pursuant to Section 18-603 of the Delaware Act and hereby waives any and all rights such Member may have to receive the fair value of such Member’s Company Interest upon such resignation and/or withdrawal pursuant to Section 18-604 of the Delaware Act, and such Member shall continue to hold its Company Interest in accordance with the provisions hereof.
     SECTION 8.5. Management Entity’s Put Right. So long as Management Entity is not in default under any term or condition of this Agreement, Management Entity shall have the one-time right and option (the “Put Right”) to elect by Notice to Operating Company, during the period from September 30, 2010 until the day immediately prior to the fourth (4th) anniversary of the Effective Date hereunder, to put to Operating Company up to fifty percent (50%) of the Percentage Interests in the Company then owned by Management Entity (the “Put Interest”). The Notice by which Management Entity exercises its Put Right shall specify the percent of the Percentage Interests then owned by Management Entity constituting the Put Interest. The purchase price for the Put Interest to be paid by Operating Company to Management Entity (the “Put Purchase Price”) shall be computed by multiplying the then fair market value of the Company as an on-going business concern, taking into consideration all Company Assets and all Company liabilities and operating expenses (the “Company Value”) by a fraction, the numerator of which shall equal the percentage of the Put Interest in relation to the entire Percentage Interests in the Company owned by all Members, and the denominator of which shall be 100. The Company Value shall be determined pursuant to the same procedures as the determination of the Fair Market Value of the Company Development Projects pursuant to Exhibit B attached hereto and made a part hereof, with all references in such Exhibit B to “Company Development Projects” to be considered to be replaced by “Company” and all references in such Exhibit B to “Valuation Date” to be considered to be replaced by “date that Management Entity exercises its Put Right.” The Company Value shall not be modified or adjusted by the additional development fee obligation provided by Section 6.11(f) above. The Put Purchase Price shall be paid by Operating Company not later than thirty (30) days after the determination of such Company Value and simultaneously with Management Entity’s transfer to Operating Company of Management Entity’s unencumbered right, title and interest in and to the Put Interest pursuant to assignment documents acceptable to Operating Company. Upon such payment and transfer, the Percentage Interests of the Operating Company shall be increased by the Put Interest and the Percentage Interests of the Management Entity shall be reduced by the Put Interest. The exercise of the Put Right herein shall not affect the rights and obligations of the parties pursuant to Section 6.11(f) above.
ARTICLE IX
BROKERS
     Each Member represents and warrants to the other Member that it has not dealt with any real estate broker or finder in connection with the formation of the Company or the transactions contemplated herein. Each Member agrees to indemnify and hold harmless the other Member and the Company from and against any actions, claims or demands for any commissions or fees
Limited Liability Company Agreement
Carr Realty Partners, LLC

and all losses, costs and expenses (including reasonable attorneys’ fees) arising from a breach of the foregoing representation and warranty.
ARTICLE X
TERMINATION
     SECTION 10.1. Dissolution. Except as hereinafter provided to the contrary, the Company shall be dissolved and its business wound up upon the happening of any of the following events, whichever shall first occur:
     (a) As approved by each of the Members in writing to dissolve;
     (b) At any time that there are no Members; provided that the Company shall not be dissolved if within ninety (90) days after the occurrence of the event that terminated the continued membership of the last remaining Member, the personal representative of the last remaining Member agrees in writing to continue the Company and to the admission of such personal representative or its nominee or designee to the Company as a Member effective as of the occurrence of the event that terminated the continued membership of the last remaining Member;
     (c) The occurrence of any event, other than those referred to in paragraph (b), which causes dissolution of a limited liability company under the Delaware Act, unless the Members agree to continue the Company pursuant to the Delaware Act; or
     (d) Upon the election or deemed election of Management Entity pursuant to the terms of Section 2.2(a) hereof.
     SECTION 10.2. Termination. Notwithstanding any other provision of this Agreement, in all cases of dissolution of the Company, the business of the Company shall be wound up and the Company terminated as promptly as practicable thereafter, and each of the following shall be accomplished:
     (a) The Liquidating Trustee shall cause to be prepared (i) statements setting forth the assets and liabilities of the Company as of the date of dissolution and as of the date of complete liquidation, a copy of such statements shall be furnished to all of the Members and (ii) a report in reasonable detail of the manner or disposition of assets.
     (b) The Company Assets shall be liquidated by the Liquidating Trustee as promptly as possible, but in an orderly and businesslike and commercially reasonable manner. The Liquidating Trustee may, in the exercise of its business judgment and if commercially reasonable, determine to defer the sale of all or any portion of the Company Assets if deemed necessary or appropriate to realize the fair market value of any such property or assets.
     (c) The proceeds of sale and all other Company Assets shall be applied and distributed as follows and in the following order of priority:
(i)	To the payment of (x) the debts and liabilities of the Company (including any outstanding amounts due on any recourse indebtedness encumbering the Company Assets, or any part thereof) and (y) the expenses of liquidation.
Limited Liability Company Agreement
Carr Realty Partners, LLC

(ii)	To the setting up of any reserves which the Liquidating Trustee shall determine in its commercially reasonable judgment to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company or the Members arising out of or in connection with the Company. Such reserves may, in the commercially reasonable discretion of the Liquidating Trustee, be paid over to a national bank or national trust company selected by the Members and authorized to conduct business as an escrow agent to be held by such bank or trust company as escrow agent for the purposes of disbursing such reserves to satisfy the liabilities and obligations described above, and at the expiration of such period distributing any remaining balance as provided in clause (iii) below.

(iii)	The balance, if any, to the Members, in accordance with and to the extent of the Members’ ending positive Capital Account balances, after giving effect to all contributions, distributions and allocations for all periods, including, without limitation, any allocations of Profits or Losses from any Capital Transactions causing or resulting in the dissolution and termination of the Company.
Distributions pursuant to the preceding clause (iii) shall be made by the end of the Fiscal Year during which the dissolution of the Company occurs (or, if later, within ninety (90) days of such dissolution). To the fullest extent permitted by applicable law, the Members hereby waive any rights to distributions under Section 18-604 of the Delaware Act.
     (d) The Liquidating Trustee shall cause the filing of the Certificate of Cancellation pursuant to Section 18-203 of the Delaware Act and shall take all such other actions as may be necessary to terminate the Company.
     SECTION 10.3. Liquidating Trustee.
     (a) The term “Liquidating Trustee” shall mean the Person appointed by Operating Company for this express purpose, to the exclusion of the Members.
     (b) Without limiting the foregoing, the Liquidating Trustee shall, upon the dissolution and upon completion of the winding up of the affairs of the Company, file appropriate certificate(s) to such effect in the proper governmental office or offices under the Delaware Act as then in effect. Notwithstanding the foregoing, each Member, upon the request of the Liquidating Trustee, shall promptly execute, acknowledge and deliver all such documents, certificates and other instruments as the Liquidating Trustee shall reasonably request to effectuate the proper dissolution and termination of the Company, including the winding up of the business of the Company.
     SECTION 10.4. No Redemption. Except as otherwise set forth herein, the Company may not acquire, by purchase, redemption or otherwise any Company Interest of any Member.
     SECTION 10.5. Governance. Notwithstanding a dissolution of the Company, until the termination of the business of the Company, the affairs of the Members, as such, shall continue to be governed by this Agreement. The Liquidating Trustee shall be subject to the same restrictions on transactions with related parties or involving conflicts of interest as applied prior
Limited Liability Company Agreement
Carr Realty Partners, LLC

to the dissolution of the Company, including but not limited to the consent requirements set forth herein of any such transaction. The Liquidating Trustee shall also be required to perform its duties under this Agreement using the same standard of care that would be required of the Liquidating Trustee if the Liquidating Trustee was acting as the Managing Member.
     SECTION 10.6. Return of Capital. No Member shall have any right to receive the return of its Capital Contribution or to seek or obtain partition of the Company Assets, other than as provided in this Agreement.
ARTICLE XI
MISCELLANEOUS
     SECTION 11.1. Further Assurances. Each Member agrees to execute, acknowledge, deliver, file, record and publish such further reasonable certificates, amendments to certificates, instruments and documents, and do all such other reasonable acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement so long as any of the foregoing do not materially increase any Member’s obligations hereunder or materially decrease any Member’s rights hereunder.
     SECTION 11.2. Notices. Except as set forth in Section 6.5, all notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder (collectively, “Notices”) shall be in writing and shall be given by personal delivery or facsimile or United States registered or certified mail (postage prepaid, return receipt requested) addressed as hereinafter provided, provided, however, that any Notice given by facsimile shall also be given by personal delivery or United States registered or certified mail. Except as otherwise specified herein, the time period in which a response to any notice or other communication must be made, if any, shall commence to run on the earliest to occur of (a) if by personal delivery, the date of receipt, or attempted delivery, if receipt of such delivery is refused; (b) if given by facsimile, the date on which such facsimile is transmitted and confirmation of delivery thereof is received; and (c) if sent by mail (as aforesaid), the date of receipt or attempted delivery, if such mailing is refused. Until further notice, Notices and other communications under this Agreement shall be addressed to the parties listed below as follows:
(i)	If to the Management Entity, to: Carr Realty Partners Management LLC 1701 Pennsylvania Avenue, N.W., Suite 300 Washington, D.C. 20006 Attention: Robert O. Carr Fax Number: (202) 580-6559
Limited Liability Company Agreement
Carr Realty Partners, LLC

With a copy to:
Robert N. Weinstock, Esq.
Pillsbury Winthrop Shaw Pittman, LLP
2300 N Street, N.W.
Washington, DC 20037-1128
Fax Number: (202) 663-8007
(ii)	If to Operating Company prior to the closing of the Merger, to:

Carr Management Holding Corporation
c/o J.P. Morgan Investment Management Inc.
245 Park Avenue
New York, New York 10167
Attention: Mark Bonapace
Fax Number: (212) 648-2265

With a copy to:
Stroock & Stroock & Lavan
180 Maiden Lane
New York City, New York 10038
Attention: Steven Moskowitz, Esq.
Fax Number: (212) 806-6006
(iii)	If to Operating Company after the closing of the Merger, to:

Carr Management Holding Corporation
c/o Columbia Equity Trust, Inc.
1750 H Street, N.W., Suite 500
Washington, D.C. 20006
Attention: Oliver T. Carr, III
Fax Number: (202) 303-3088

With a copy to:
Watt, Tieder, Hoffar & Fitzgerald, L.L.P.
8405 Greenboro Drive, Suite 100
McLean, Virginia 22102
Attention: Colin J. Smith, Esq.
Fax Number: (703) 749-0479
     Any Member may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this Section. Copies of all Notices required to be sent by a Member to the Company under the terms of this Agreement shall also be sent to each Member in accordance with the terms hereof.
     SECTION 11.3. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto shall be governed by and construed in accordance with the laws of the State of Delaware (but not including the choice of law rules thereof).
Limited Liability Company Agreement
Carr Realty Partners, LLC

     SECTION 11.4. Captions. All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.
     SECTION 11.5. Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require.
     SECTION 11.6. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and permitted assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and permitted assigns.
     SECTION 11.7. Extension Not a Waiver. Except as otherwise expressly provided herein, no delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a Member or the Company shall impair or affect the right of such Member or the Company thereafter to exercise the same. Any extension of time or other indulgence granted to a Member hereunder shall not otherwise alter or affect any power, remedy or right of any other Member or of the Company, or the obligations of the Member to whom such extension or indulgence is granted.
     SECTION 11.8. Construction. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or any third party. No Member shall be obligated personally for any debt, obligation or liability of the Company solely by being a Member of the Company.
     SECTION 11.9. Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.
     SECTION 11.10. Consents. Except as otherwise expressly provided herein, any consent or approval to any act or matter required under this Agreement must be in writing and shall apply only with respect to the particular act or matter to which such consent or approval is given, and shall not relieve any Member from the obligation to obtain the consent or approval, as applicable, wherever required under this Agreement to any other act or matter.
     SECTION 11.11. Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein are terminated. Without limiting the foregoing, this Agreement fully replaces and supersedes any other operating agreement or limited liability company agreement previously adopted by the Company. Amendments, variations, modifications or changes herein may be made effective and binding upon the parties by, and only by, the setting forth of same in a document duly executed by each party, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any party.
     SECTION 11.12. Consent to Jurisdiction. Any action, suit or proceeding in connection with this Agreement shall be brought against any Member or the Company in a court of record of the District of Columbia, each Member and the Company hereby consenting and submitting to the jurisdiction thereof. Nothing herein shall affect the right of any Member to
Limited Liability Company Agreement
Carr Realty Partners, LLC

commence legal proceedings or otherwise to proceed against any other Member or the Company in any other jurisdiction or to serve process in any manner permitted by applicable law. In any action, suit or proceeding in connection with this Agreement, each Member and the Company hereby waives trial by jury, and any claim that the District of Columbia is an inconvenient forum.
     SECTION 11.13. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart will for all purposes be deemed an original, and all such counterparts shall constitute one and the same instrument.
     SECTION 11.14. Tax Characterization. The Members shall take all actions necessary to cause the Company to be treated at all times as a partnership for federal, state and, if applicable, local income tax purposes including, without limitation, making all elections necessary for such purpose under any applicable Check The Box Regulations.
     SECTION 11.15. [Intentionally Omitted]
     SECTION 11.16. Representations and Warranties; Covenants.
     (a) Operating Company represents and warrants as follows as of the Effective Date:
(i)	Operating Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(ii)	The execution and delivery of this Agreement and all other documents, instruments and agreements to be executed in connection with the transactions contemplated by this Agreement (the “Transaction Documents”) have been duly and validly authorized by all necessary actions of Operating Company, and shall constitute the legal, valid and binding obligations of Operating Company enforceable against Operating Company in accordance with the terms hereof and thereof except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other similar laws related to or affecting the enforcement of creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(iii)	No consent, waiver, approval or authorization of or notice to any other Person (including any governmental entity) is required to be made, obtained or given by Operating Company in connection with the execution and delivery of this Agreement or any other Transaction Document except for those which have been heretofore obtained.

(iv)	Neither the execution or delivery of this Agreement nor any other Transaction Document does or will, with or without the giving of notice, lapse of time or both, (i) violate, conflict with or constitute a default under any term or provision of (A) any agreement to which Operating Company is a party or by which it is bound, or (B) any judgment, decree, order, statute, injunction, rule or regulation of a governmental entity applicable to Operating Company, or by which it or its assets or properties are bound,
Limited Liability Company Agreement
Carr Realty Partners, LLC

or (ii) result in the creation of any lien or encumbrance upon Operating Company or its assets.

(v)	For purposes of the Investment Company Act of 1940, as amended, Operating Company is counted as one investor in the Company.
     (b) Management Entity represents and warrants as follows as of the Effective Date:
(i)	Management Entity is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(ii)	The execution and delivery of this Agreement and all other Transaction Documents required to be executed by Management Entity hereunder have been duly and validly authorized by all necessary actions of Management Entity and shall constitute the legal, valid and binding obligations of Management Entity enforceable against Management Entity in accordance with the terms hereof and thereof except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other similar laws related to or affecting the enforcement of creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(iii)	No consent, waiver, approval or authorization of or notice to any other Person (including any governmental entity) is required to be made, obtained or given by Management Entity in connection with the execution and delivery of this Agreement or any other Transaction Document except for those which have been heretofore obtained.

(iv)	Neither the execution or delivery of this Agreement nor any other Transaction Document does or will, with or without the giving of notice, lapse of time or both, (i) violate, conflict with or constitute a default under any term or provision of (A) any agreement to which Management Entity is a party or by which it is bound, or (B) any judgment, decree, order, statute, injunction, rule or regulation of a governmental entity applicable to Management Entity or by which Management Entity or its assets or properties are bound, or (ii) result in the creation of any lien or encumbrance upon Management Entity or its assets.

(v)	The sole members of Management Entity are the Management Employees. True, correct and complete copies of the organizational documents of Management Entity have been delivered to Operating Company, and such organizational documents are in full force and effect on the Effective Date and will not be modified or amended in any material respect on or after the Effective Date without the prior written consent of Operating Company, which such consent shall not be unreasonably withheld, conditioned or delayed; provided, however, Operating Company consent shall not be required for amendments to such organizational documents made to reflect the transfer of Management Interests in accordance with this Agreement.
Limited Liability Company Agreement
Carr Realty Partners, LLC

(vi)	Management Entity has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

(vii)	Management Entity has been formed for the sole purpose of (A) acquiring and holding its Company Interests and acting as a member of the Company, (B) granting and re-granting Management Interests to the Management Employees, (C) entering into and performing its obligations hereunder and with respect to the Management Interests, and (D) doing such other things necessary or incidental thereto.
     SECTION 11.17. Limitation of Liability. Notwithstanding anything to the contrary contained in this Agreement, but subject to the terms of the immediately succeeding sentence, no recourse shall be had for the payment of any loans or other payments due or for any other claim under this Agreement or based on the failure of performance or observance of any of the terms and conditions of this Agreement against any Member (for the avoidance of doubt, including Operating Company), any Affiliate of any Member or any principal, partner, member, manager, shareholder, controlling person, officer, director, agent or employee of any of the aforesaid Persons or any of their respective assets other than such Member’s interest in the Company or the Company Assets to which such Member is entitled under any rule of law, statute or constitution, or by the enforcement of any assessment or penalty, or otherwise, nor shall any of such Persons be personally liable for any contributions, loans, payments or claims, or personally liable for any deficiency judgment based thereon or with respect thereto, it being expressly understood that the sole remedies of the Company or any other Member with respect to such amounts and claims shall be against such interest in the Company and the Company Assets to which such Member is entitled and as otherwise expressly set forth in this Agreement, and that all such liability of the aforesaid Persons, except as expressly provided in this Section 11.17, is expressly waived and released as a condition of, and as consideration for, the execution of this Agreement and the admission of each Member to the Company. Notwithstanding the terms of the immediately preceding sentence, nothing contained in this Agreement (including, without limitation, the provisions of this Section 11.17), (i) shall constitute a waiver of any obligation of a Member under this Agreement, (ii) shall be taken to prevent recourse to and the enforcement against such Member’s Company Interest and the Company Assets to which such Member is entitled for all of the respective liabilities, obligations, and undertakings of the aforesaid Persons contained in this Agreement, (iii) shall be taken to limit or restrict any action or proceeding against any of the aforesaid Persons which does not seek damages or a money judgment or does not seek to compel payment of money (or the performance of obligations which would require the payment of money) by any of the aforesaid Persons, or (iv) a waiver of any contractual obligations of any of the aforesaid Persons pursuant to contracts and agreement between any such Person, and the Company.
     SECTION 11.18. Company Name. If, at any time, the Company name shall include the name of, or any trade name used by, a Member or any of its Affiliates, neither the Company nor any other Member shall acquire any right, title or interest in or to such name or trade name.
     SECTION 11.19. Ownership of Company Assets. The interest of each Member in the Company shall be personal property for all purposes. All real and other property owned by the Company shall be deemed owned by the Company as Company property. No Member,
Limited Liability Company Agreement
Carr Realty Partners, LLC

individually, shall have any direct ownership of such property and title to such property shall be held in the name of the Company.
     SECTION 11.20. Time of the Essence. Except as otherwise expressly provided in this Agreement, time shall be of the essence with respect to all time periods set forth in this Agreement.
     SECTION 11.21. Waiver of Partition. Except as otherwise expressly provided for in this Agreement, no Member shall, either directly or indirectly, take any action to require partition or appraisement of the Company or any of its assets or properties or cause the sale of any Company assets or property, and notwithstanding any provisions of applicable law to the contrary, each Member (for itself and its legal representatives, successors and assigns) hereby irrevocably waives any and all right to partition, or to maintain any action for partition, or to compel any sale with respect to its interest in, or with respect to, any assets or properties of the Company, except as expressly provided in this Agreement.
     SECTION 11.22. Calculation of Days. The provisions of this Agreement relative to number of days shall be deemed to refer to calendar days, unless otherwise specified. When the date for performance of any monetary obligation of any Member falls on a non-business day, such obligation need not be performed until the next-following Business Day.
     SECTION 11.23. Disclosure. Notwithstanding any terms or conditions in this Agreement to the contrary, but subject to restrictions reasonably necessary to comply with federal or state securities laws, any person may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure. For the avoidance of doubt, this authorization is not intended to permit disclosure of the names of, or other identifying information regarding, the participants in the transaction, or of any information or the portion of any materials not relevant to the tax treatment or tax structure of the transaction.
     SECTION 11.24. Securities. The Members acknowledge and agree that the limited liability company interests are securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware.
     SECTION 11.25. Prevailing Party Attorneys’ Fees. In the event of any dispute, contest, arbitration or litigation between the parties hereto, the prevailing party in such dispute, contest, arbitration or litigation shall be fully reimbursed by the other party for all costs, including reasonable attorneys’ fees, court costs, expert or consultant’s fees and reasonable travel and lodging expenses, incurred by the prevailing party in its successful prosecution or defense thereof, including any appellate proceedings.
Limited Liability Company Agreement
Carr Realty Partners, LLC

     IN WITNESS WHEREOF, the parties hereto have duly executed this Limited Liability Company Agreement as of the day and year first above written.

OPERATING COMPANY: CARR MANAGEMENT HOLDING CORPORATION, a Delaware corporation
By:	/s/ Nathaniel R. Daly
	Name:	Nathaniel R. Daly
	Title:	Vice President

MANAGEMENT ENTITY: CARR REALTY PARTNERS MANAGEMENT LLC, a Delaware limited liability company
By:	/s/ Robert O. Carr
Robert O. Carr, Managing Member

WITHDRAWING MEMBERS:
/s/ Robert O. Carr
Robert O. Carr

/s/ Richard Greninger
Richard Greninger

Limited Liability Company Agreement
Carr Realty Partners, LLC

EXHIBIT A
IRR / IRR AMOUNT
     This Exhibit describes the internal rate of return calculation contemplated by the limited liability company agreement of CARR REALTY PARTNERS LLC (the “Agreement”) to which this Exhibit is attached and of which this Exhibit forms a part. Except as otherwise indicated in this Exhibit, each capitalized term used herein shall have the meaning given to the same elsewhere in the Agreement.
     SECTION 1 CERTAIN DEFINITIONS.
     (i) “IRR” — Means that interest rate which, when used as a discount rate, causes the net present value of the cumulative distributions made to a Member to equal the net present value of the Capital Contributions made by such Member. For purposes of this definition, (i) net present value shall be determined using monthly compounding periods, and (ii) all Capital Contributions and distributions shall be taken into account on the actual dates such Capital Contributions and distributions are made.
     (ii) “IRR Amount” — Means for Operating Company, at any time, the amount necessary to distribute to Operating Company in order for Operating Company to have received the stated percentage IRR, computed based upon monthly compounding as of the first day of each month.
     SECTION 2 ASSUMPTIONS. For the purpose of determining the IRR and the IRR Amount, Net Proceeds of a Capital Transaction shall be deemed distributed upon the consummation of a Capital Transaction regardless of when such proceeds are actually distributed.
     SECTION 3 CALCULATION OF IRR. All IRR calculations shall be compounded monthly and calculated using the XIRR function in Microsoft Excel, in which the starting date shall be the date that the equity is invested and the ending date for any disposition shall be the earlier of (a) the date of such disposition or (b) the Valuation Date.
Limited Liability Company Agreement
Carr Realty Partners, LLC

EXHIBIT B
FAIR MARKET VALUE DETERMINATION
     Unless the Members of the Company mutually agree otherwise, the Fair Market Value of the Company Development Projects shall be determined on the Valuation Date as follows:
     (i) Within ten (10) days after the Valuation Date, Operating Company and Management Entity shall negotiate in good faith to reach a mutual agreement on the Fair Market Value of the Company Development Projects. If no agreement is reached at the expiration of such ten (10) day period, each of Operating Company and Management Entity shall designate an appraiser by written notice to the other within three (3) Business Days following the expiration of such ten (10) day period, specifying in such notice the name and address of such appraiser. Each party shall cause its designated appraiser to appraise the Company Development Projects for the purpose of determining the Fair Market Value thereof in accordance with this Agreement. Each such determination shall be set forth in a narrative appraisal submitted to Management Entity and Operating Company not later than forty-five (45) days after such designation.
     (ii) If either party shall not have designated an appraiser within the three (3) Business Day period following the ten-day period described above, and if such party shall not designate an appraiser within an additional period of five (5) days after being given written notice reminding such party that the aforesaid ten-day period has expired and that such party has not designated an appraiser, then the determination of the Fair Market Value of the Company Development Projects by the appraiser designated by the other party shall be binding upon the parties. If each party shall have designated an appraiser as provided in this subsection (ii), but neither of the two appraisers so designated shall have submitted the required narrative appraisal to both parties within the aforesaid forty-five-day period, then such period of time shall be extended for successive periods of ten (10) days each until one or both appraisals have been submitted to both parties. If each party shall have designated an appraiser as provided in this subsection (ii), but only one of the two appraisers so designated shall have submitted the required narrative appraisal to both parties within the aforesaid forty-five-day period (as such period may have been extended pursuant to the immediately preceding sentence), then the determination of the Fair Market Value of the Company Development Projects by that appraiser shall be binding upon the parties.
     (iii) If the determinations of the Fair Market Value of the Company Development Projects by the aforesaid two appraisers do not differ by more than ten percent (10%) of the lower of the two determinations, then the arithmetic average of those two determinations shall be the Fair Market Value. Otherwise, the parties shall promptly direct the two appraisers to consult with one another for the purpose of jointly designating a third appraiser. If a third appraiser has not been so designated within five (5) days after such direction, then the parties shall request the designation of a third appraiser by the American Institute of Real Estate Appraisers (or any other organization which is successor to the American Institute of Real Estate Appraisers and mutually acceptable to Management Entity and Operating Company). The third appraiser shall not review the two narrative appraisals prepared by the other two appraisers unless and until such third appraiser has prepared its own narrative appraisal of the Fair Market Value of the Company Development Projects. The Fair Market Value shall be the arithmetic average of the Fair Market Value of the Company Development Projects of the two (2) appraisals which are closest together in amount, or the middle of the three (3) if there are no two (2) closest appraisals.
Limited Liability Company Agreement
Carr Realty Partners, LLC

     (iv) Each appraiser designated pursuant to this provision shall be a duly licensed appraiser in the applicable jurisdictions where Company Development Projects are located, shall be a certified member of the American Institute of Real Estate Appraisers (or any equivalent organization) and shall have at least ten (10) years continuous experience in appraising properties comparable to the Company Development Projects in the market area in which the Company Development Projects are located. The fees and expenses of the appraisers referred to herein shall be paid by the Company.
     (v) Each appraiser shall determine the Fair Market Value of the Company Development Projects to an all cash purchaser in an “arms length” transaction as of the date of determination, with an appropriate adjustment for customary transaction costs that would be incurred in such an “arms-length” transaction.
Limited Liability Company Agreement
Carr Realty Partners, LLC

SCHEDULE A
APPROVED 2007 BUDGET
Carr Realty Partners LLC
2007 Budgeted Income Statement
As of 1/24/07
Total Budget

	With 901 K Street	Without 901 K Street
Revenues
Service Fee Revenue	$2,400,461	$1,017,417
Total Revenue	$2,400,461	$1,017,417

Expenses
Salaries/Benefits	1,747,781	$1,384,856

Operating Expenses
Business Expenses	58,500	58,500
Rent	270,750	255,750
Office Expenses	100,400	100,400
Corporate Overhead	436,000	426,000
Total Expenses	2,613,431	2,225,506

Operations Profit (Loss)	(212,970)	(1,208,089)

Limited Liability Company Agreement
Carr Realty Partners, LLC

SCHEDULE B
MANAGEMENT EMPLOYEES

Employee	Title/Role
Robert O. Carr	President/Development Lead
Austen Holderness	Development/Finance
Richard Greninger	Property Management Group Leader
Dave McGee	Accounting Lead
Paul Davis	Operating Director
Limited Liability Company Agreement
Carr Realty Partners, LLC

SCHEDULE C
COMPANY OBLIGATIONS
•	Office Space “Service User Agreement” with Preferred Offices at 1701 Pennsylvania Avenue, N.W., Washington, D.C., dated 10-10-2006 and amended subsequently to add additional offices.

•	Copier and Printer Agreement Lease dated 1-19-2007 with Capital Solutions, Inc.

•	Administaff “PEO” Client Service Agreement dated 1-23-2007

•	Proposed IT Infrastructure Outsource Agreement

•	MRI / AvidXchange — shared obligation with CET to be determined

•	Staff Payroll

•	Cell Phone Contract

•	CoStar Subscription
Limited Liability Company Agreement
Carr Realty Partners, LLC

SCHEDULE D
MAJOR DECISIONS
1.	The approval and/or modification of the Budget and the authorization by the Company of unbudgeted expenditures on an annual basis in excess of ten percent (10%) of the approved Budget;

2.	The terms and form of any property management or development services agreement of which the Company or any Subsidiary Entity is to be a party or any modification, amendment, assignment or termination thereof;

3.	The institution or settlement with respect to any lawsuit, claim, counterclaim or other legal proceeding by or against the Company or any Subsidiary Entity with respect to matters in which the Company or any Subsidiary Entity may admit to criminal liability or penalty or an amount at risk to the Company or any Subsidiary Entity in excess of Fifty Thousand Dollars ($50,000.00) in the aggregate, including, without limitation, confessing a judgment against the Company or any Subsidiary Entity, accepting the settlement, compromise or payment of any claim asserted against the Company, any Subsidiary Entity, or any of the property and assets of the Company or any Subsidiary Entity;

4.	The sale, transfer, assignment, conveyance, exchange or disposition of any portion of the Company Assets (other than personal property which may be disposed of or replaced due to wear and tear or obsolescence or otherwise in the ordinary course of business);

5.	The commitment by the Company or any Subsidiary Entity to accept, enter into or refinance, whether as borrower or lender, any loan, or the material modification or amendment of any loan, or the mortgaging, pledge or encumbrance of all or any part of any property or any interest of the Company or any Subsidiary Entity, as security for indebtedness incurred on behalf of the Company, any Subsidiary Entity or otherwise, or the material modification or amendment of any such mortgage, pledge or encumbrance (other than drawing down approved credit lines in the ordinary course of business pursuant to approved budgets);

6.	Changing the nature of the business of the Company or any Subsidiary Entity or permitting the Company or any Subsidiary Entity to enter into any business other than or in addition to that contemplated by this Agreement;

7.	Filing a petition for relief under the United States Bankruptcy Code, as amended, with respect to the Company or any Subsidiary Entity, making an assignment for the benefit of creditors, applying for the appointment of a custodian, receiver or trustee for the Company, any Subsidiary Entity or any of the Company Assets or any Subsidiary Entity, consenting to any other bankruptcy or similar proceeding, consenting to the filing of such proceeding or admitting in writing the inability of the Company or any Subsidiary Entity to pay its debts generally as they become due;

8.	Changing the name of the Company or any Subsidiary Entity;

9.	Issuing guaranties or otherwise becoming responsible on behalf of the Company or any Subsidiary Entity of obligations of any Person whether or not in connection with the operation, improvement, management and maintenance of any property;
Limited Liability Company Agreement
Carr Realty Partners, LLC

10.	Causing the formation of any entity owned (in whole or in part) or controlled (directly or indirectly) by the Company or any Subsidiary Entity;

11.	Making investments other than as expressly approved in the approved Budget other than for short-term cash management;

12.	All decisions with respect to tax matters (but excluding contests of real estate taxes) which matters could reasonably be anticipated to have a material adverse effect upon Operating Company, or any direct or indirect owner of an interest in Operating Company;

13.	Entering into, assigning, extending, amending, modifying, canceling or waiving material rights under any agreement with any Person in which an officer of the Company or any Subsidiary Entity or any Person related to an officer of the Company or any Subsidiary Entity directly or indirectly owns a controlling interest, and all material decisions on behalf of the Company or any Subsidiary Entity in connection with any such agreement;

14.	The selection, removal or replacement of the Accountants, making any material accounting decisions for the Company or any Subsidiary Entity; and approving financial statements prepared by the Company’s or any Subsidiary Entities’ auditors;

15.	Approving the insurance program (property, liability and otherwise) for the Company or any Subsidiary Entity;

16.	Any merger or consolidation of the Company or any Subsidiary Entity with or into any Person or entering into a joint venture with any Person;

17.	Approving the admission to the Company of a successor or an additional Member or the issuance of any additional interests in the Company or any Subsidiary Entity;

18.	Approving the admission to a Subsidiary Entity of any member, shareholder, partner or other owner of an ownership interest;

19.	Any decisions with respect to the liquidation of the Company or any Subsidiary Entity other than those of a ministerial nature;

20.	Hiring, firing and establishing the terms and conditions of employment of the Management Employees, including without limitation bonus awards;

21.	Entering into, assigning, extending, amending, modifying or canceling any (i) employment agreement or any employee benefit plan which obligates the Company or any Subsidiary Entity, or (ii) change of control agreement or tax gross up arrangement or other similar agreement or arrangement, or (iii) labor contract, or (iv) any defined benefit pension plan or retiree benefit plan; and

22.	Issuing any equity awards of the Company or any Subsidiary Entity.
Limited Liability Company Agreement
Carr Realty Partners, LLC
Schedule D, Page 2

SCHEDULE E
REIMBURSABLE 2006 EXPENSES

	Amount

October 2006

Business Promotion	999.28
Recruiting	79.80
Salaries	2,885.00
Rent & Preferred Office Charges	29,824.97	Includes November Rent
General Office / Office Supplies	114.21

Total October	33,903.26

November 2006

Business Promotion	292.45
Recruiting	154.60
Salaries	3,732.24
Rent & Preferred Office Charges	—
General Office / Office Supplies	617.24

Total November	4,796.53

December 2006

Business Promotion	237.72
Recruiting	—
Salaries	52,075.16	Includes back-pay to October for D. McGee
Rent & Preferred Office Charges	15,076.03
General Office / Office Supplies	23,488.86	Includes Computers / Software for Initial Group

Total December	90,877.77

Total of 2006 Reimburseable Expenses	129,577.56

Note 1: Above request does not include any draws / compensation for Bob Carr or Rich Greninger.
Note 2: Above request does not include approximately $7,000 of legal costs incurred but not paid in 2006.
Limited Liability Company Agreement
Carr Realty Partners, LLC